Filed Pursuant to Rule 424(b)(5)
Registration No. 333-223441

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 16, 2018

Republic of Indonesia

€1,000,000,000 1.400% Bonds Due 2031

US$1,000,000,000 3.700% Bonds Due 2049

The Republic of Indonesia (the “Republic”) is offering €1,000,000,000 in aggregate principal amount of its 1.400% bonds due 2031 (the “2031 Bonds”) and US$1,000,000,000 in aggregate principal amount of its 3.700% bonds due 2049 (the “2049 Bonds”, together with the 2031 Bonds, the “Bonds”). Interest on the 2031 Bonds will accrue from October 30, 2019 and be payable annually in arrears on October 30 of each year, beginning on October 30, 2020 until redemption or maturity. Interest on the 2049 Bonds will accrue from October 30, 2019 and be payable semi-annually in arrears on April 30 and October 30 of each year, beginning on April 30, 2020 until redemption or maturity.

The Bonds contain “collective action clauses.” Under these provisions, which differ from the terms of the Republic’s public external indebtedness issued prior to January 8, 2015, modifications affecting the reserve matters listed in the indenture, including modifications to payment and other important terms, may be made to a single series of debt securities issued under the indenture (including the Bonds) with the consent of the holders of 75% of the aggregate principal amount outstanding of that series, and to two or more series of debt securities issued under the indenture either (x) with the consent of holders of 75% of the aggregate principal amount of the outstanding debt securities of all the series affected by the proposed modification (taken in aggregate) if the modification is uniformly applicable; or (y) with the consent of the holders of 66 2⁄3% of the aggregate principal amount outstanding of all series of debt securities that would be affected and 50% in aggregate principal amount outstanding of each affected series of debt securities.

Approval-in-principle has been granted for the listing of the Bonds on the Singapore Exchange Securities Trading Limited (“SGX-ST”). The SGX-ST assumes no responsibility for the correctness of any of the statements made or opinions or reports contained in this prospectus supplement and the accompanying prospectus. Admission of the Bonds to the official list of the SGX-ST is not to be taken as an indication of the merits of the Republic or the Bonds.

You should read this prospectus supplement and the accompanying prospectus carefully. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of these documents.

The Euro-denominated Bonds will be represented by one or more global Bonds registered in the name of a nominee of the common depositary for Euroclear Bank, S.A./N.V. (“Euroclear” or the “Euroclear System”) and Clearstream Banking, S.A. (“Clearstream” or “Clearstream, Luxembourg”), and the U.S. dollar-denominated Bonds will be represented by one or more global Bonds registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary. The Republic expects to deliver the Bonds to investors in registered book-entry form only through the facilities of DTC for the U.S. dollar-denominated Bonds and Clearstream, Luxembourg and Euroclear for the Euro-denominated Bonds, on or about October 30, 2019.

	2031 Bonds		2049 Bonds
	Per Bond	Total	Per Bond	Total
Price to investors	99.868%	€998,680,000	99.104%	US$	991,040,000
Underwriting discounts and commissions	0.040%	€399,472	0.040%	US$	396,416
Proceeds, before expenses, to the Republic	99.828%	€998,280,528	99.064%	US$	990,643,584

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Lead Managers and Joint Bookrunners

BNP PARIBAS	Citigroup	Goldman Sachs	Mandiri Securities	Standard Chartered Bank

Co-Managers

PT Danareksa Sekuritas Tbk	PT Trimegah Sekuritas Indonesia

The date of this prospectus supplement is October 23, 2019.

You should read this prospectus supplement along with the prospectus that accompanies it. You should rely only on the information contained or incorporated by reference in this document and the accompanying prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. This document and the accompanying prospectus may only be used for the purposes for which they have been published. The information in this prospectus supplement and the accompanying prospectus may only be accurate as of the date of this prospectus supplement or the accompanying prospectus, as applicable. Terms used herein but not otherwise defined shall have the meaning given to them in the prospectus that accompanies this prospectus supplement.

INTRODUCTORY STATEMENTS

This prospectus supplement supplements the accompanying prospectus dated March 16, 2018, relating to the Republic’s debt securities and warrants. If the information in this prospectus supplement differs from the information contained in the accompanying prospectus, you should rely on the updated information in this prospectus supplement.

The Republic accepts responsibility for the information that is contained in this prospectus supplement and the prospectus that accompanies it. To the best of the knowledge and belief of the Republic (which has taken all reasonable care to ensure that such is the case), the information contained in this prospectus supplement and the accompanying prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Republic is a foreign sovereign state. Consequently, it may be difficult for you to obtain or realize upon judgments of courts in the United States against the Republic. See “Description of the Securities — Debt Securities — Enforcement” in the accompanying prospectus.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Bonds may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any applicable restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer, and it is prohibited to use them to make an offer, in any state or country in which the making of the offering of the Bonds is prohibited. For a description of some restrictions on the offering and sale of the Bonds and the distribution of this prospectus supplement and the accompanying prospectus, see “Underwriting” on page S-55.

MIFID II product governance / Professional investors and ECPs only target market — Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Bonds has led to the conclusion that: (i) the target market for the Bonds is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the Bonds to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Bonds (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Bonds (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom and (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Bonds are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Bonds will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notification under Section 309B(1)(c) of the Securities and Futures Act, Chapter 289 of Singapore — The Bonds are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notices SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Unless otherwise indicated, all references in this prospectus to “Rupiah” or “Rp” are to the currency of Indonesia, those to “dollars”, “U.S. dollars”, “U.S.$” or “US$” are to the currency of the United States of America, those to “Euro” or “€” are to the currency of the European Union, those to “SDR” are to Special Drawing Rights of the International Monetary Fund (“IMF”) and those to “ID” are to Islamic Dinars of the Islamic Development Bank. References in this document to “Indonesia” or the “Republic” are to the Republic of Indonesia and references to the “Government” are to the Government of Indonesia.

SUMMARY OF THE OFFERING

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. You should read the entire prospectus supplement and the accompanying prospectus carefully.

Issuer	Republic of Indonesia.

Bonds

The €1,000,000,000 1.400% Bonds due 2031 (the “2031 Bonds”), and the US$1,000,000,000 3.700% Bonds due 2049 (the “2049 Bonds” and, together with the 2031 Bonds, the “Bonds”). The Bonds are being issued under the Indenture dated as of December 11, 2017 (the “Indenture”).

Issue Price	For the 2031 Bonds, 99.868% of the principal amount of the 2031 Bonds.

For the 2049 Bonds, 99.104% of the principal amount of the 2049 Bonds.

Maturity	The 2031 Bonds: October 30, 2031

The 2049 Bonds: October 30, 2049

Interest	The 2031 Bonds will bear interest from October 30, 2019 at a rate of 1.400% per annum. Interest will be paid on October 30 of each year, commencing on October 30, 2020.

The 2049 Bonds will bear interest from October 30, 2019 at a rate of 3.700% per annum. Interest will be paid on April 30 and October 30 of each year, commencing on April 30, 2020.

Withholding Tax and Additional Amounts

The Republic will make all payments of principal, premium (if any) and interest on the Bonds without withholding or deduction on account of any present or future taxes, duties, assessments or other government charges withheld or assessed by the Republic or any political subdivision or authority thereof or therein having power to tax, unless the deduction or withholding is required by law. If the Republic is required to make any deduction or withholding, it will pay the holders, subject to specified exceptions, the additional amounts required to ensure that the net amount they receive after such withholding or deduction shall equal the amount they would have received without this withholding or deduction. See “Description of the Securities — Additional Amounts” in the accompanying prospectus.

Further Issues

The Republic may, from time to time, without the consent of holders of the debt securities of a series, create and issue additional debt securities having the same terms and conditions as the debt securities of such series in all respects, except for issue date, issue price and the first payment on the debt securities; provided, however, that any additional debt securities subsequently issued shall be issued, for U.S.

federal income tax purposes, either (a) as part of the “same issue” as the debt securities, (b) in a “qualified reopening” of the debt securities; or (c) with no greater amount of original issue discount than the previously outstanding debt securities as of the date of the issue of such additional debt securities, unless such additional debt securities have a separate CUSIP, ISIN or other identifying number from the previously outstanding debt securities. Such additional debt securities will be consolidated with and will form a single series with the previously outstanding debt securities. See “Description of the Securities — Further Issues” in the accompanying prospectus.

Form and Settlement

The Bonds to be delivered to investors will be issued in global form and registered in the name of the clearing system or its nominee or custodian. Clearing systems include DTC in the United States and Euroclear and Clearstream, Luxembourg in Europe. See “Description of the Bonds — Global Bonds.”

Denominations

The Republic will issue the Euro-denominated Bonds only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof, and the U.S. dollar-denominated Bonds only in minimum denominations of US$200,000 and integral multiples of US$1,000 in excess thereof.

Status of the Bonds

The Bonds will constitute direct, general, unconditional and unsubordinated obligations of the Republic for which the full faith and credit of the Republic is pledged. The Bonds rank and will rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of the Republic. It is understood that this provision will not be construed so as to require the Republic to make payments under any series of the Bonds ratably with payments being made under any other public external indebtedness. See “Description of the Securities — Status” in the accompanying prospectus.

Negative Pledge

The Bonds will contain certain covenants, including a negative covenant that will restrict the Republic from creating or permitting to exist (subject to certain exceptions) any security interest on any of its present or future revenues or assets. See “Description of the Securities — Negative Pledge” in the accompanying prospectus.

Use of Proceeds

The Republic will use the net proceeds from the sale of the Bonds offered by this prospectus supplement for the general purposes of the Republic, including to partially fund its general financing requirements.

Collective Action

The Bonds contain “collective action clauses.” Under these provisions, which differ from the terms of the Republic’s public external indebtedness issued prior to January 8, 2015, modifications affecting the reserve matters listed in the Indenture, including modifications to payment and other important terms, may be made to a single series of debt securities issued under the Indenture (including the Bonds) with the consent of the holders of 75% of the aggregate principal amount outstanding of that series, and to two or more series of debt securities issued under the indenture either (x) with the consent of holders of 75% of the aggregate principal amount of the outstanding debt securities of all the series affected by the proposed modification (taken in aggregate) if the modification is uniformly applicable; or (y) with the consent of the holders of 66 2⁄3% of the aggregate principal amount outstanding of all series of debt securities that would be affected and 50% in aggregate principal amount outstanding of each affected series of debt securities. See “Description of the Securities — Meeting, Amendments and Waivers — Collective Action” in the accompanying prospectus.

Governing Law

New York; provided, however, that all matters governing the Republic’s authorization and execution of the Indenture and the Bonds will be governed by, and construed in accordance with, the laws of Indonesia.

Listing	Approval-in-principle has been granted for listing on the Singapore Exchange Securities Trading Limited (the “SGX-ST”) and application will be made for listing on the Frankfurt Stock Exchange.

Taxation

See “Taxation” in this prospectus supplement and the accompanying prospectus for a discussion of the U.S. federal and Indonesian tax consequences associated with an investment in the Bonds. Investors should consult their own tax advisors in determining the tax consequences of the purchase, ownership and disposition of the Bonds.

Underwriting	Mandiri Securities Pte. Ltd., one of the underwriters, is an affiliate of the Republic and has agreed to offer and sell the Bonds only outside the United States of America to non-U.S. persons.

Trustee	The Bank of New York Mellon.

Registrar and Transfer Agent

With respect to the Bonds of any series to be held through Euroclear and/or Clearstream, Luxembourg, The Bank of New York Mellon SA/NV, Luxembourg Branch (previously known as The Bank of New York Mellon (Luxembourg) S.A.) will act as Registrar and Transfer Agent. With respect to the Bonds of any series to be held through DTC, The Bank of New York Mellon will act as Registrar and Transfer Agent.

Paying Agent

With respect to the Bonds of any series to be held through DTC, The Bank of New York Mellon will act as paying agent in The City of New York, USA. The Bank of New York Mellon, London Branch will act as paying agent in the City of London, England for any Bonds held through Euroclear and Clearstream.

USE OF PROCEEDS

The Republic intends to use the net proceeds from the sale of the Bonds offered by this prospectus supplement for the general purposes of the Republic, including to partially fund its general financing requirements.

RECENT DEVELOPMENTS

The information contained in this section supplements the information about the Republic corresponding to the headings below that is contained in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2018. To the extent the information in this section differs from the information contained in such annual report, you should rely on the information in this section. Capitalized terms not defined in this section have the meanings ascribed to them in the annual report.

REPUBLIC OF INDONESIA

Government and Political Developments

Recent Elections

The 2019 general election was held on April 17, 2019 for the election of president and vice president, members of the House of Representatives, members of the Regional Representative Council, members of the Provincial Legislative Council, and members of the City/Regency Legislative Council.

Under Indonesian law, the General Election Commission (Komisi Pemilihan Umum) or KPU, is a state institution that is tasked to independently convene general elections and has the authority to determine the result of a general election. In relation to the 2019 general elections, the KPU announced the official vote count on May 21, 2019, which confirmed the election of President Joko Widodo and Vice President KH. Ma’ruf Amin to serve as the president and vice president, respectively, until 2024. Following the announcement of the election results, there were protests and demonstrations in Indonesia. On May 24, 2019, presidential candidate Prabowo Subianto and vice presidential candidate Sandiaga S. Uno filed a claim against the general election’s result with the Constitutional Court. On June 27, 2019, the Constitutional Court rendered a decision rejecting the claims of Mr. Subianto and Mr. Uno. President Widodo and Vice President Amin took their oath of office and commenced serving their five-year term on October 20, 2019. In August 2019, President Widodo announced plans to move Indonesia’s capital from Jakarta to an area in East Kalimantan province on the island of Borneo. He further announced that the physical relocation of the capital will begin in 2024 and is expected to cost Rp466 trillion. The plan is preliminary and is subject to change and various government approvals, including the approval of Parliament.

While Indonesia has successfully conducted elections in the past and the recent general elections, the country continues to face various socio-political issues and has, from time to time, experienced political instability and social and civil unrest. Since 2000, thousands of Indonesians have participated in demonstrations in Jakarta and other Indonesian cities both for and against former President Megawati, former President Yudhoyono and current President Widodo, as well as in response to specific issues, including reductions in fuel or electricity subsidies, privatization of state assets, anticorruption measures, decentralization and provincial autonomy, actions of former Government officials and their family members, and the American-led military campaigns in the Middle-East. Gubernatorial elections in Jakarta in February and April 2017 led to protests with religious undertones. Former education and culture minister Anies Baswedan won the election for the office of Jakarta’s governor in April 2017, defeating then-incumbent governor Basuki Tjahaja Purnama who was later convicted of blasphemy charges. Despite a few demonstrations that turned disruptive, Indonesia has gone through several major elections that were generally peaceful and led to successful transition. Considering the recent state of the political environment in Indonesia, political campaigns in Indonesia may bring a degree of political and social uncertainty to Indonesia that could lead to further civil disturbances.

Economy and Gross Domestic Product

Principal Sectors of the Economy

Indonesia’s principal economic sectors are the manufacturing industry (including coal, oil and gas); agriculture, forestry and fishery; wholesale and retail trade, repair of motor vehicles and motorcycles; construction; and mining and quarrying.

The tables below show the composition of Indonesia’s GDP by sector at current prices and constant prices, respectively, for the periods indicated.

Gross Domestic Product by Industry

(at current prices)

	Year Ended December 31,		Six Months Ended June 30,
	2018	%	2018	%	2019P	%
	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	332,147	2.2	163,911	2.3	169,451	2.2
Non-Coal, Oil and Gas Manufacturing Industries	2,615,152	17.6	1,276,213	17.7	1,363,385	17.6

Total Manufacturing Industry	2,947,299	19.9	1,440,124	20.0	1,532,837	19.8
Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	1,931,911	13.0	938,161	13.0	1,012,696	13.1
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting, & Agriculture Services	1,417,075	9.6	732,755	10.2	762,990	9.8
Forestry and Logging	97,338	0.7	47,129	0.7	48,802	0.6
Fishery	385,936	2.6	187,753	2.6	204,682	2.6

Total Agriculture, Forestry, and Fishery	1,900,349	12.8	967,637	13.4	1,016,474	13.1
Mining and Quarrying
Oil, Gas and Geothermal Mining	460,170	3.1	220,688	3.1	222,977	2.9
Coal and Lignite Mining	401,277	2.7	187,788	2.6	199,865	2.6
Metal Ore	111,321	0.8	59,473	0.8	45,394	0.6
Other Mining and Quarrying	226,219	1.5	110,539	1.5	118,264	1.5

Total Mining and Quarrying	1,198,987	8.1	578,488	8.0	586,500	7.6
Construction	1,562,297	10.5	742,516	10.3	817,834	10.6
Government Administration, Defense Compulsory Social Security	541,741	3.7	257,491	3.6	282,246	3.6
Information and Communication	559,055	3.8	269,200	3.7	303,520	3.9
Transportation and Warehousing	797,281	5.4	390,158	5.4	429,539	5.5
Financial and Insurance Service	616,253	4.2	300,363	4.2	326,770	4.2
Education Service	482,134	3.2	227,199	3.2	246,820	3.2
Other*	1,699,170	11.5	828,497	11.5	906,389	11.7

Gross Value Added at Basic Prices	14,236,477	96.0	6,939,834	96.4	7,461,624	96.3
Taxes less Subsidies on Products	600,881	4.0	257,093	3.6	285,575	3.7

Total GDP	14,837,358	100.0	7,196,927	100.0	7,747,199	100.0

Source: BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Gross Domestic Product by Industry

(at constant 2010 prices)

	Year Ended December 31,		Six Months Ended June 30,
	2018	%	2018	%	2019P	%
	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	219,730	2.1	111,556	2.2	109,081	2.0
Non-Coal, Oil and Gas Manufacturing Industries	1,973,537	18.9	968,744	19.0	1,011,189	18.9

Total Manufacturing Industry	2,193,266	21.0	1,080,300	21.2	1,120,270	20.9
Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	1,376,937	13.2	676,657	13.3	710,125	13.2
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting, & Agriculture Services	1,005,441	9.6	516,797	10.1	534,435	10.0
Forestry and Logging	62,944	0.6	30,621	0.6	30,296	0.6
Fishery	238,641	2.3	117,546	2.3	124,551	2.3

Total Agriculture, Forestry, and Fishery	1,307,026	12.5	664,964	13.0	689,282	12.9
Mining and Quarrying
Oil, Gas and Geothermal Mining	298,420	2.9	149,302	2.9	145,194	2.7
Coal and Lignite Mining	235,561	2.3	113,903	2.2	129,092	2.4
Metal Ore	103,719	1.0	54,291	1.1	42,279	0.8
Other Mining and Quarrying	158,804	1.5	77,931	1.5	81,988	1.5

Total Mining and Quarrying	796,505	7.6	395,428	7.8	398,552	7.4
Construction	1,048,083	10.1	504,571	9.9	533,822	10.0
Government Administration, Defense Compulsory Social Security	349,507	3.4	166,200	3.3	178,859	3.3
Information and Communication	538,875	5.2	263,031	5.2	287,577	5.4
Transportation and Warehousing	435,185	4.2	213,217	4.2	224,984	4.2
Financial and Insurance Service	415,579	4.0	204,239	4.0	216,349	4.0
Education Service	321,084	3.1	152,516	3.0	161,588	3.0
Other*	1,221,067	11.7	598,483	11.7	641,310	12.0

Gross Value Added at Basic Prices	10,003,114	96.0	4,919,607	96.4	5,162,720	96.3
Taxes less Subsidies on Products	422,203	4.0	182,630	3.6	197,525	3.7

Total GDP	10,425,316	100.0	5,102,236	100.0	5,360,245	100.0

Source: BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Manufacturing Industry

During the six months ended June 30, 2019, Indonesia’s manufacturing industries grew by 3.7%, compared to the same period in 2018. Non-coal, oil, and gas manufacturing industries grew by 4.4% during the six months ended June 30, 2019, mainly driven by the textile and apparel subsector, which grew by 19.9%. This growth was partially offset by a 8.2% contraction in the timber subsector, wood and cork products, woven goods from bamboo, rattan and the others subsector.

Wholesale and retail trade; repair of motor vehicles and motorcycles

During the six months ended June 30, 2019, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 4.9%, compared to the same period in 2018. This growth was driven by the wholesale and retail trade of non-cars and motorcycles subsector and the repairs subsector, which grew by 5.3% and 3.4%, respectively, compared to the same period in 2018.

Agriculture, forestry and fishery

During the six months ended June 30, 2019, the agriculture, forestry, and fishery sector grew by 3.7%, compared to the same period in 2018. This growth was mainly driven by the fisheries sub-sector and the agriculture, livestock, hunting and agriculture services subsector which grew by 6.0% and 3.4%, respectively. This growth was partially offset by a 1.1% contraction in the forestry and logging subsector.

Mining and Quarrying

During the six months ended June 30, 2019, the mining and quarrying sector grew by 0.8% compared to the same period in 2018, primarily due to growth in the coal and lignite mining and the other mining and quarrying subsector, which grew by 13.3% and 5.2%, respectively. This growth was partially offset by a contraction in the metal ore mining and the oil, gas and geothermal mining subsector, which contracted by 22.1% and 2.8%, respectively.

Construction

During the six months ended June 30, 2019, the construction sector grew by 5.8% compared to the same period in 2018. This growth was primarily due to the increased construction activity on infrastructure projects such as light rail transits and highways.

Transportation and Warehousing

During the six months ended June 30, 2019, the transportation and warehousing sector grew by 5.5%, compared to the same period in 2018. The subsector contributing the highest growth was land transport at 9.8%, followed by warehousing and support activities for transportation; postal and courier at 9.0%, and sea transport at 7.9%. This growth was partially offset by a 12.0% contraction in the air transport subsector.

Information and Communication

During the six months ended June 30, 2019, the information and communication sector grew by 9.3% compared to the same period in 2018. This growth was primarily due to an increase in the number of start-ups and construction of base transceiver stations.

Other sectors

None of the other sectors shown in the tables above comprised more than 5% of GDP, at either current prices or constant prices, for the periods indicated.

Gross Domestic Product

In this prospectus, GDP is shown in both current and constant prices. GDP at current prices value a country’s output using the actual prices for each year, while GDP at constant prices (also referred to as “real” GDP) value output using the prices from a base year, thereby eliminating the distorting effects of inflation and deflation.

The following table shows the distribution of GDP in the Indonesian economy by expenditure at current prices and constant prices, respectively, for the periods indicated (at current prices).

Gross Domestic Product by Expenditure

(at current prices)

	Year Ended December 31,		Six Months Ended June 30,
	2018	%	2018	%	2019P	%
	(in billions of Rupiah and percentage of GDP)
GDP	14,837,358	100.0	7,196,927	100.0	7,747,199	100.0
Add: Imports of goods and services	3,272,523	22.1	1,497,810	20.8	1,446,956	18.7

Total supply of goods and services	18,109,881	122.1	8,694,738	120.8	9,194,155	118.7
Less: Exports of goods and services	3,110,755	21.0	1,468,988	20.4	1,399,466	18.1

Total domestic expenditure	14,999,126	101.1	7,225,749	100.4	7,794,689	100.6

Allocation of total domestic expenditure:
Household consumption expenditure	8,269,754	55.7	4,027,853	56.0	4,360,906	56.3
NPISHs consumption expenditure	180,782	1.2	87,362	1.2	104,348	1.3
Government consumption expenditure	1,332,534	9.0	539,782	7.5	585,685	7.6

Total consumption	9,783,070	65.9	4,654,997	64.7	5,050,939	65.2
Gross domestic fixed capital formation	4,790,607	32.3	2,273,270	31.6	2,454,985	31.7
Change in inventories (residual)(1)	425,449	2.9	297,483	4.1	288,764	3.7

Total domestic expenditure	14,999,126	101.1	7,225,749	100.4	7,794,688	100.6

Source: BPS

P	Preliminary.
(1)	Includes statistical discrepancies.

Gross Domestic Product by Expenditure

(at constant 2010 prices)(1)

	Year Ended December 31,		Six Months Ended June 30,
	2018	%	2018	%	2019P	%
	(in billions of Rupiah and percentage of GDP)
GDP	10,425,316	100.0	5,102,236	100.0	5,360,245	100.0
Add: Imports of goods and services	2,201,127	21.1	1,049,491	20.6	975,563	18.2

Total supply of goods and services	12,626,444	121.1	6,151,727	120.6	6,335,808	118.2
Less: Exports of goods and services	2,285,872	21.9	1,104,324	21.6	1,084,041	20.2

Total domestic expenditure	10,340,572	99.2	5,047,403	98.9	5,251,766	98.0

Allocation of total domestic expenditure:
Household consumption expenditure	5,651,230	54.2	2,768,918	54.3	2,910,093	54.3
NPISHs consumption expenditure	122,894	1.2	59,760	1.2	69,378	1.3
Government consumption expenditure	828,714	7.9	339,528	6.7	363,046	6.8

Total consumption	6,602,839	63.3	3,168,206	62.1	3,342,518	62.4
Gross domestic fixed capital formation	3,444,118	33.0	1,649,014	32.3	1,731,731	32.3
Change in inventories (residual)(2)	293,615	2.8	230,184	4.5	177,518	3.3

Total domestic expenditure	10,340,572	99.2	5,047,403	98.9	5,251,766	98.0

Source: BPS

P	Preliminary.
(1)	Calculated with calendar year 2010 as the Base Year.
(2)	Includes statistical discrepancies.

Inflation

The following table shows the Consumer Price Index, or CPI, as of the end of the periods indicated and the percentage change against the previous period.

Changes in Consumer Price Index(1)

As of September 30,
2019P
CPI	138.4
Annual percentage year-on-year	3.4%

Source: BPS

P	Preliminary.
(1)	Calculated on the basis of 2012 CPI = 100.

The following table shows percentage changes year-on-year in the CPI for certain commodities for the periods indicated.

Inflation by Commodity(1)

	Year Ended December 31,	Nine Months Ended September 30,
	2018	2018	2019P
Food	3.4%	3.8%	5.4%
Processed food, beverages, cigarettes and tobacco	3.9%	4.0%	3.7%
Housing , water, electricity, gas and fuel	2.4%	2.1%	2.3%
Clothing	3.6%	3.2%	5.7%
Health	3.1%	3.2%	3.3%
Education, recreation and sports	3.2%	3.3%	3.4%
Transportation, communication, and financial service	3.2%	1.7%	1.9%

Source: BPS

P	Preliminary.
(1)	Annual percentage year-on-year.

Indonesia measures annual inflation by year-on-year changes in the CPI.

In the twelve-month period ended September 30, 2019, inflation was 3.4%, which was higher than the 2.9% inflation in the twelve-month period ended September 30, 2018.

Infrastructure Development

Completion timeline for priority projects

The below table shows the construction commencement years for the priority projects under the National Medium Term Plan for 2015 - 2019 as well as expected commercial operation years as of September 30, 2019.

Priority Projects		Construction Commencement Year	Expected Commercial Operation Year
Roads and Bridges	Balikpapan — Samarinda Toll Road	2017	2019
	Serang — Panimbang Toll Road	2018	2020
	Manado — Bitung Toll Road	2016	2019
	Eight sections of the Sumatera toll road:
	Medan — Binjai	2016	2020
	Palembang — Indralaya	2016	Completed
	Bakauheni — Terbanggi Besar	2016	2019
	Pekanbaru — Dumai	2016	2020
	Terbanggi Besar — Pematang Panggang	2018	2019
	Pematang Panggang — Kayu Agung	2018	2019
	Palembang — Tanjung Api-api	2019	2024
	Kisaran — Tebing Tinggi	2019	2021
	Yogyakarta — Bawen Toll Road	2020	2020
	Probolinggo — Banyuwangi Toll Road	2018	2019

Water and Sanitation	Jakarta Sewerage System (JSS)	2016	2022
	Water Supply System (SPAM) West Semarang	2018	2022
	National Capital Integrated Coastal Development (NCICD) Phase A	2016	2019
	Water Supply System (SPAM) Umbulan	2018	2022
	Water Supply System (SPAM) Lampung	2018	2020

Priority Projects		Construction Commencement Year	Expected Commercial Operation Year

Refineries	Oil refinery in Bontang	2018	2022
	Oil refinery in Tuban	2018	2021
	Refinery Development Master Plan (RDMP)	2017	2025

Electricity	PLTU Mulut Tambang	2017	2023
	The 500kV Sumatera Transmission	2016	2019
	Central — West Java Transmission Line	2017	2019
	PLTU Indramayu	2017	2019
	PLTU Batang	2016	2019

Ports	Bitung International Hub Seaport	2017	2019
	Kuala Tanjung International Hub Seaport	2015	2019
	Patimban Seaport	2018	2019
	Inland Waterways / Cikarang-Bekasi-Java Sea (CBL)	2019	2021

Public Transportation	MRT Jakarta (North — South Corridor)	2013	2019
	Light Rail Transit (LRT) South Sumatera	2015	Completed
	Light Rail Transit (LRT) Jakarta, Bogor, Depok, Bekasi	2015	2021

Railways	Soekarno-Hatta International Airport (SHIA) Express Railway	2015	Completed
	Makassar — Parepare Railway	2015	2019
	Central Kalimantan Railway (Puruk Cahu — Bangkuang Trase)	2018	2023
	Railway Double Tracking Railway Java South Line	2017	2024
	Double Tracking and Electrification Jabodetabek Railway (Manggarai-Jatinegara-Bekasi-Cikarang)	2015	2021
	Adi Soemarmo Airport Railway Access	2017	2019

Information Technology	Palapa Ring Broadband	2016	2019

Foreign Investment

Foreign Investment in Indonesia

Foreign investment in Indonesia is divided into direct investments, portfolio investments and other investments, and information about these types of investments is included in the Republic’s reports on its balance of payments published by the Bank Indonesia. Due to the different concept and method of compiling investment statistics, foreign direct investment statistical data published by Bank Indonesia are not comparable to the “administrative” foreign direct investment statistical data published by the Indonesia Investment Coordinating Board (Badan Koordinasi Penanaman Modal or BKPM) under “Direct Investments Realizations.”

The following table sets out the amounts of foreign investments in Indonesia by non-residents.

Foreign Investment in Indonesia

	Year Ended December 31,	Six Months Ended June 30,
	2018	2018	2019P
	(in millions of U.S. dollars)
Direct Investments
Equity Capital	21,033	10,922	13,852
Debt instrument	(1,211)	(1,447)	(721)

Total direct investments	19,821	9,475	13,132
Portfolio investments:
Equity securities	(3,668)	(3,575)	984
Debt securities	18,151	5,227	8,783

Total portfolio investments	14,483	1,652	9,767
Financial derivatives	(584)	(267)	(429)
Other investments	11,485	3,847	3,112

Total foreign investment	45,206	14,706	25,582

Source: Bank Indonesia

P	Preliminary.

Foreign Direct Investment in Indonesia by Country of Origin(1)

	Year Ended December 31,	Six Months Ended June 30,
	2018	2018	2019P
	(in millions of U.S. dollars)
North America	1,151	1,321	1,154
USA	1,208	1,356	1,170
Canada	(16)	(10)	(4)
Other North America(2)	(40)	(25)	(12)
Central and South America	920	624	263
Argentina	(0)	0	0
Brazil	28	14	14
Mexico	1	1	0
Cayman Islands	84	85	204
Other Central and South America	807	525	43
Europe	(511)	1,253	487
European Union	(1,090)	900	1,052
Austria	101	18	71
Belgium	(13)	(37)	33
Denmark	3	7	46
Finland	48	17	(172)
France	51	(117)	451
Germany	569	329	198
Greece	0	0	0
Ireland	191	135	102
Italy	(20)	(6)	4
Luxembourg	122	80	23
Netherlands	447	57	(80)

	Year Ended December 31,	Six Months Ended June 30,
	2018	2018	2019P
	(in millions of U.S. dollars)
Portugal	(0)	0	0
Spain	1	0	4
Sweden	21	6	10
United Kingdom	(2,600)	423	362
Other European Union	(10)	(11)	(1)
Russia	1	0	0
Turkey	20	4	3
Other Europe	558	349	(568)
Asia	19,519	7,878	9,904
Japan	4,842	1,999	6,640
People’s Republic of China	1,922	133	481
South Korea	114	(48)	384
India	89	31	33
Hong Kong SAR	1,167	668	(1,215)
Taiwan	34	4	19
Saudi Arabia	20	19	0
ASEAN	10,658	4,700	3,492
Brunei Darussalam	(3)	(1)	(1)
Cambodia	1	0	(0)
Lao PDR	0	0	0
Malaysia	787	312	137
Myanmar	1	0	0
Philippines	17	9	7
Singapore	9,662	4,652	2,456
Thailand	171	(279)	885
Vietnam	22	8	9
Other Asia	673	371	69
Australia and Oceania	44	3	100
Australia	41	4	96
New Zealand	2	0	1
Other Australia and Oceania	1	0	3
Africa	49	44	37
South Africa	3	1	3
Other Africa	46	43	34
Others	302	107	(1)

Total	21,474	11,230	11,945

Source: Bank Indonesia

P	Preliminary.
(1)	Presents foreign direct investment in accordance with the directional principle prescribed by the fifth edition of Balance of Payments and International Investment Position Manual, or BPM5.
(2)	Includes Bermuda, Greenland and Saint Pierre & Miquelon.

Foreign Direct Investment

The following table sets out the amounts of foreign direct investments in Indonesia by non-residents.

Foreign Direct Investment

	Year Ended December 31,	Six Months Ended June 30,
	2018	2018	2019P
	(in millions of U.S. dollars)
Equity capital(1)	21,033	10,922	13,852
Debt instruments:
Inflow	48,259	25,904	24,972
Outflow	(49,470)	(27,351)	(25,693)
Total debt instruments	(1,211)	(1,447)	(721)

Total direct investments	19,821	9,475	13,132

Memorandum(2)
Direct investment in Indonesia	21,474	11,230	11,945

Source: Bank Indonesia

P	Preliminary.
(1)	Includes privatization and banking restructuring.
(2)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.

In 2018, net foreign direct investment was U.S.$19.8 billion compared to U.S.$20.5 billion in 2017. This was mainly due to significant outflows related to the acquisitions of several foreign direct investment companies in the mining sector by domestic companies and higher inter-company debt repayments, which was partially offset by foreign direct investment inflows from capital investments in several Indonesian start-up companies. The manufacturing, trade, and agriculture sectors were still the main contributors to net foreign direct investment in 2018. ASEAN countries were the main contributors to foreign direct investment inflows, followed by Japan, China and Hong Kong.

In the first six months of 2019, net foreign direct investment was U.S.$13.1 billion, an increase from U.S.$ 9.5 billion during the first six months of 2018. Foreign direct investment inflows were supported by capital investments in several Indonesian companies, especially banks and acquisition of several domestic manufacturing firms and financial intermediaries by foreign investors. In addition, foreign direct investment inflows were also supported by the global bond issuance by companies in the mining, manufacturing, property and energy sector. The manufacturing, trade, and financial intermediaries sectors were still the main contributors to net foreign direct investment during the first six months of 2019. Japan is the main contributor to foreign direct investment inflows, followed by ASEAN countries and USA.

Foreign Portfolio Investment

The following table sets out the amounts of foreign portfolio investments in Indonesia by non-residents.

Foreign Portfolio Investments

	Year Ended December 31,	Six Months Ended June 30,
	2018	2018	2019P
	(in millions of U.S. dollars)
Equity securities:
Inflows	25,052	8,989	25,858
(Outflows)	(28,720)	(12,564)	(24,874)

Net equity securities	(3,668)	(3,575)	984
Debt securities (net)	18,151	5,227	8,783

Total portfolio investments	14,483	1,652	9,767

Source: Bank Indonesia

P	Preliminary.

In 2018, foreign capital inflows in the form of portfolio investments were U.S.$14.5 billion, lower than the U.S.$24.4 billion recorded in 2017. Uncertainty in the global financial markets caused limited foreign fund placements in the stock market and government bond market, resulting in a decrease in the net foreign capital inflows to Indonesia. In addition, the decrease was also caused by an increase of outflows due to the payment at maturity of government global bonds.

In the first six months of 2019, foreign capital inflows in the form of portfolio investments were U.S.$9.8 billion, higher than the U.S.$1.7 billion recorded in the same period in 2018. This was primarily due to a promising domestic economic outlook resulting in higher foreign fund placements in the stock market and lower outflows from the bond market. The increase was also due to issuances of Government global bonds.

Other Foreign Investment

The following table sets out the amounts of other investments (other than portfolio or foreign direct investments) in Indonesia by non-residents, mainly consisting of loans received and paid.

Other Foreign Investments

	Year Ended December 31,	Six Months Ended June 30,
	2018P	2018	2019P
	(in millions of U.S. dollars)
Loans
Bank sector:
Disbursements	7,837	3,876	1,390

Debt repayments	(3,546)	(1,809)	(2,284)

Total bank sector	4,291	2,067	(894)
Corporate sector:
Disbursements	28,516	10,193	12,553

Debt repayments	(22,541)	(7,776)	(12,217)

Total corporate sector	5,976	2,418	336
Other (net)(1)	1,219	(637)	3,670

Total other investments	11,485	3,847	3,112

Source: Bank Indonesia

P	Preliminary.
(1)	Consists of loans of public sector and trade credit, currency and deposits, and other liabilities of private sector and public sector.

In 2018, other foreign investments increased from a surplus of U.S.$2.7 billion in 2017 to a surplus of U.S.$11.5 billion. The increased surplus was primarily due to higher increase in withdrawals of foreign loans by the banking and corporate sector than their debt repayments as well as higher inflows of trade credits.

In the first six months of 2019, other foreign investments decreased to a surplus of U.S.$3.1 billion compared to a U.S.$3.8 billion surplus in the same period in 2018. The lower surplus was primarily due to higher resident deposit placements in overseas banks coupled with higher loan repayments.

Direct Investment Realizations

Foreign Direct Investment

Due to the different concept and method of compiling investment statistics, “administrative” foreign direct investment statistical data published by the BKPM and “Balance of Payment” foreign direct investment statistical data published by Bank Indonesia are not comparable. BKPM calculates foreign direct investment based on realized investments in Indonesian companies owned by foreign investors within a certain reporting period. BKPM’s realization data covers the total value of investments funded by foreign investors, other foreign creditors, as well as domestic investors and creditors. In comparison, Bank Indonesia’s calculation method covers the entire flow of investments stemming from foreign investors over a certain reporting period. In addition, Bank Indonesia excludes from its calculations foreign investments made by investors with a non-resident ownership of less than 10% per individual investors while BKPM has no such minimum ownership requirement. In terms of sector coverage, BKPM excludes certain sectors from its calculation, including investments in oil and gas, banking, non-bank financial institutions, insurance, leasing, investment sectors licensed by technical/sectoral agencies, investments through the stock market and household investments. Bank Indonesia covers all economic sectors. As a result the data regarding realized foreign direct investments is not comparable to those under “Foreign Investment in Indonesia” in the table above.

The following table sets forth the amount of realized foreign direct investment by sector of the economy for the periods indicated.

Realized Foreign Direct Investment by Sector(1)

	Year Ended December 31,	Six Months Ended June 30,
	2018	2018	2019P
	(in millions of U.S. dollars)
Primary Sector
Food Crops, Plantation & Livestock	1,721.2	975.7	505.4
Forestry	43.2	24.3	5.2
Fishery	24.3	16.2	37.9
Mining	3,038.6	1,635.8	1,287.2

Total Primary Sector	4,827.3	2,652.0	1,835.6

Secondary sector:
Food Industry	1,307.3	586.7	706.7
Textile Industry	305.4	146.1	114.0
Leather Goods & Footwear Industry	243.6	162.0	105.8
Wood Industry	276.0	70.1	27.1
Paper and Printing Industry	668.1	448.4	87.2
Chemical and Pharmaceutical Industry	1,938.3	1,060.3	705.1
Rubber and Plastic Industry	447.0	310.9	201.7
Non Metallic Mineral Industry	456.3	195.0	254.2
Metal, Industry not Machinery & Electronic Industry	2,219.1	1,203.2	1,469.5
Medical Precision & Optical Instruments, Watches & Clock, Machinery and Electronic Industry	1,341.1	1,034.5	244.4
Motor Vehicles & Other Transport Equipment Industry	971.3	343.6	411.9
Other Industry	174.0	70.9	91.9

Total Secondary Sector	10,347.6	5,631.6	4,419.3

Tertiary sector:
Electricity, Gas & Water Supply	4,383.8	1,757.6	2,876.9
Construction	248.1	108.9	51.5
Trade & Repair	609.3	410.6	262.4
Hotel & Restaurant	868.9	496.9	275.4
Transportation, Storage & Communication	3,027.2	914.3	2,591.6
Housing, Ind. Estate & Office Building	4,302.7	2,857.2	1,570.9
Other Services	692.9	443.4	303.2

Total Tertiary Sector	14,132.9	6,988.7	7,931.9

Total	29,307.9	15,272.4	14,186.9

Source: BKPM

P	Preliminary.
(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Domestic Direct Investment

In addition to direct equity investments by foreign persons, BKPM also approves certain types of domestic direct investments. The following table sets forth the amount of realized domestic direct investment by sector of the economy for the periods indicated.

Realized Domestic Direct Investment by Sector(1)

	Year Ended December 31,	Six Months Ended June 30,
	2018	2018	2019P
	(in billions of Rupiah)
Primary sector:
Food Crops, Plantation & Livestock	31,186.2	16,153.4	21,334.7
Forestry	3,053.2	0.0	7,724.9
Fishery	87.6	58.6	78.5
Mining	33,100.0	20,476.6	10,920.6

Total Primary Sector	67,426.9	36,688.7	40,058.7

Secondary sector:
Food Industry	39,087.9	21,927.9	21,261.1
Textile Industry	3,596.8	2,695.3	922.0
Leather Goods & Footwear Industry	282.1	143.8	21.4
Wood Industry	1,535.7	640.4	1,144.9
Paper and Printing Industry	2,894.0	1,752.6	1,373.5
Chemical and Pharmaceutical Industry	13,337.7	6,483.3	4,669.2
Rubber and Plastic Industry	3,414.5	1,812.9	1,221.5
Non Metallic Mineral Industry	4,522.4	3,584.4	1,289.2
Metal Industry not Machinery & Electronic Industry	10,467.6	4,812.3	4,760.4
Medical Precision & Optical Instruments, Watches & Clock, Machinery, and Electronic Industry	1,950.5	1,049.6	297.4
Motor Vehicles & Other Transport Equipment Industry	1,836.8	926.4	688.2
Other Industry	717.4	332.3	651.3

Total Secondary Sector	83,643.4	46,161.0	38,300.0

Tertiary sector:
Electricity, Gas & Water Supply	37,264.9	16,544.6	13,688.4
Construction	44,979.7	13,607.5	31,236.4
Trade & Repair	6,429.8	3,445.7	7,378.5
Hotel & Restaurant	9,096.3	4,705.5	6,310.1
Transportation, Storage & Communication	58,739.8	28,057.6	32,935.5
Housing, Ind. Estate & Office Building	15,471.7	5,282.1	7,473.5
Other Services	5,551.3	2,431.9	5,451.9

Total Tertiary Sector	177,533.6	74,074.9	104,474.3

Total	328,603.9	156,924.6	182,833.0

Source: BKPM

P	Preliminary.
(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Foreign Trade and Balance of Payments

Exports and Imports

The following table shows Indonesia’s exports and imports for the periods indicated as published by Bank Indonesia.

Exports and Imports

	Year Ended December 31,	Six Months Ended June 30,
	2018P	2018	2019P
	(in millions of U.S. dollars)
Exports:
Oil and gas exports (f.o.b.)	17,614	8,539	5,864
Non-oil and gas exports (f.o.b.)	163,111	79,575	75,429

Total exports (f.o.b.)	180,725	88,114	81,292
Total imports (c.i.f.)	(190,539)	(89,900)	(84,107)

Balance of trade	(9,814)	(1,786)	(2,815)

Source: Bank Indonesia

P	Preliminary.

In 2018, Indonesia recorded a trade deficit of U.S.$9.8 billion, a reversal of the U.S.$11.2 billion surplus in 2017. The trade deficit was caused by a 20.8% increase in imports, which was higher than the 7.0% increase in exports. Imports increased at a higher rate as a result of robust domestic demand, primarily due to higher imports of raw materials and capital goods, including importation for public infrastructure projects. Higher imports were also a result of higher global oil prices. Export growth was lower, in line with lower global trade volumes and weakening global commodity prices.

In the first six months of 2019, Indonesia recorded a trade deficit of U.S.$2.8 billion, compared to the U.S.$1.8 billion deficit in the same period in 2018. This was due to a 7.7% decrease in exports, which was higher than the 6.4% decrease in imports. The lower export growth was in line with lower global trade volumes and weakening global commodity prices. Lower exports were also a result of lower global oil prices and lower crude oil production. Lower import growth was a result of lower imports of raw materials and capital goods due to the completion of some public infrastructure projects.

Export-Import Data from the Central Statistics Agency

In addition to the exports and imports related data published by Bank Indonesia, the Central Statistics Agency or BPS also publishes data relating to imports and exports compiled based on the International Merchandise Trade Statistics Manual issued by the United Nations. Due to the different methods and timing of compiling export-import statistics, the export-import data published by BPS is different to the export-import data published by Bank Indonesia.

The tables below show Indonesia’s exports and imports for the periods indicated as published by the BPS.

	Year Ended December 31,	Nine Months Ended September 30,
	2018	2018	2019P
	(in millions of U.S. dollars)
Exports:
Non-oil and gas exports	162,841.0	122,355.1	114,749.5
Oil and gas exports	17,171.7	12,606.7	9,421.3

Total exports	180,012.7	134,961.8	124,170.8

Imports:
Non-oil and gas imports	158,842.5	116,717.0	110,253.4
Oil and gas imports	29,868.8	22,059.9	15,862.4

Total imports	188,711.3	138,776.9	126,115.8

Source: BPS

P	Preliminary.

The following table sets forth Indonesia’s exports by major commodity groups for the periods indicated.

Exports by Sector

	Year Ended December 31,	Six Months Ended June 30,
	2018	2018	2019P
	(in thousands of U.S. dollars)
General merchandise	178,702,737	86,992,618	79,657,723
Agricultural and Fishery
Coffee bean	807,357	356,484	387,403
Tea	78,624	39,116	31,681
Spices	543,032	220,870	239,221
Tobacco	67,005	31,760	31,423
Cocoa bean	74,284	32,987	29,623
Shrimp and prawn	1,471,051	749,161	626,767
Other agricultural products	2,781,591	1,297,236	1,275,010

Total Agricultural products	5,822,944	2,727,614	2,621,128
Manufacture products
Textile and Textile products	13,272,404	6,483,420	6,463,437
Processed wood products	4,123,971	2,015,023	1,717,446
Palm oils	16,528,433	7,901,463	6,711,348
Chemicals	4,702,931	2,237,912	2,198,669
Base metal products	12,377,082	6,029,294	6,306,224
Electrical apparatus, measuring instruments and others	9,318,094	4,380,582	4,638,138
Cement	237,185	108,578	140,847
Paper and paper products	4,524,415	2,224,744	2,195,616
Processed rubber	6,149,674	3,116,892	2,838,848
Oil products(1)	1,550,453	743,094	587,489
Liquefied Petroleum Gas(1)	56,405	55,844	7,452
Other manufacture products	53,976,851	26,110,872	24,956,920

Total Manufacture products	126,817,901	61,407,720	58,762,435

	Year Ended December 31,	Six Months Ended June 30,
	2018	2018	2019P
	(in thousands of U.S. dollars)
Mining products
Copper ore	4,186,888	2,473,341	544,105
Nickel ore	628,027	284,378	382,534
Coal	23,967,604	11,812,634	11,243,246
Bauxite	265,013	112,572	213,295
Crude oil(1)	5,086,551	2,671,436	846,798
Natural Gas(1)	9,719,229	4,516,291	3,848,549
o/w Liquefied Natural Gas	6,665,555	3,108,156	2,469,241
Other mining products	265,312	114,758	171,709

Total Mining products	44,118,624	21,985,409	17,250,237
Other merchandise(2)	1,943,268	871,877	1,023,923
Other goods(3)	2,022,247	1,121,875	1,634,483

Total Exports	180,724,984	88,114,494	81,292,206

Memorandum(4)
Non-oil & gas exports	163,110,799	79,575,248	75,428,584
Oil & gas exports	17,614,185	8,539,245	5,863,622

Source: Bank Indonesia

P	Preliminary.
(1)	As a component of oil and gas exports.
(2)	Consists of art goods, goods not elsewhere specified, and goods procured in ports by carriers.
(3)	Consists of non-monetary gold and merchanting goods.
(4)	Presents the classification of exports based on two main groups of commodities: (i) oil and gas and (ii) non-oil and gas.

The table below sets forth Indonesia’s exports by destination for the periods indicated.

Exports by Destination

	Year Ended December 31,	Six Months Ended June 30,
	2018P	2018	2019P
	(in thousands of U.S. dollars)
America
North America
United States of America	18,456,009	9,007,837	8,476,735
Canada	912,888	443,107	429,889
Other North America	1,735	617	457
Total North America	19,370,632	9,451,561	8,907,081
Central and South America
Argentina	238,057	123,853	98,619
Brazil	1,145,641	548,575	508,880
Mexico	902,494	426,488	487,358
Other Central and South America	1,304,236	616,091	578,310

Total Central and South America	3,590,428	1,715,007	1,673,168

Total America	22,961,060	11,166,568	10,580,248

	Year Ended December 31,	Six Months Ended June 30,
	2018P	2018	2019P
	(in thousands of U.S. dollars)
Europe
European Union
Netherlands	3,893,278	1,966,219	1,598,931
Belgium	1,261,230	631,957	567,710
United Kingdom	1,463,816	702,398	670,843
Italy	1,919,758	1,004,516	874,527
Germany	2,699,360	1,296,391	1,183,887
France	1,001,618	512,902	459,046
Spain	2,264,238	1,204,271	924,963
Other European Union	2,572,118	1,278,469	1,116,907

Total European Union	17,075,416	8,597,123	7,396,815
Russia	1,000,411	510,498	402,697
Turkey	1,179,583	707,423	579,849
Other Europe	1,163,159	683,837	756,759

Total Europe	20,418,568	10,498,881	9,136,120
Asia and Middle East
ASEAN
Brunei Darussalam	61,402	28,620	38,710
Philippines	6,825,226	3,263,858	3,274,515
Cambodia	524,117	264,841	261,528
PDR Laos	7,293	2,662	3,053
Malaysia	9,029,823	4,407,232	4,075,071
Myanmar	897,500	464,120	395,935
Singapore	13,799,136	6,804,666	6,319,584
Thailand	6,697,443	3,388,892	3,165,738
Vietnam	4,534,540	1,915,111	2,358,716

Total ASEAN	42,376,481	20,540,001	19,892,849
Hong Kong SAR	2,557,530	1,292,455	1,300,390
India	13,718,366	6,292,885	5,788,499
Iraq	135,567	66,836	80,945
Japan	18,784,243	9,296,504	7,526,157
South Korea	9,204,681	4,173,891	3,639,362
Pakistan	2,411,827	1,184,864	929,559
People’s Republic of China	26,790,962	13,519,459	12,382,588
Saudi Arabia	1,221,087	637,576	701,925
Taiwan	4,729,443	1,983,887	2,135,488
Other Asia and Middle East	6,246,333	3,176,705	3,023,988

Total Asia and Middle East	128,176,520	62,165,064	57,401,752
Australia and Oceania
Australia	2,733,473	1,370,349	1,074,749
New Zealand	489,513	209,327	221,784
Other Australia and Oceania	347,064	155,404	168,483

Total Australia and Oceania	3,570,050	1,735,080	1,465,016
Africa
South Africa	645,333	313,648	294,574
Other Africa	3,016,506	1,366,421	1,393,455
Total Africa	3,661,838	1,680,069	1,688,029
Unclassified exports(1)	1,936,947	868,833	1,021,042

Total (f.o.b.)	180,724,984	88,114,494	81,292,206

Source: Bank Indonesia

P	Preliminary.
(1)	Consists of goods procured in ports by carriers and merchanting goods.

The following table sets forth Indonesia’s imports by major commodity groups for the periods indicated.

Imports by Sector(1)

	Year Ended December 31,	Six Months Ended June 30,
	2018	2018	2019P
	(in thousands of U.S. dollars)
General Merchandise	188,409,725	88,853,117	83,276,446
Consumption Goods
Food and beverages, primary, mainly for household	2,304,817	1,051,597	970,893
Food and beverages, processed, mainly for household	4,182,556	1,952,615	1,582,042
Passenger motor cars	530,492	307,113	272,408
Transport equipment, nonindustrial	288,635	133,566	108,091
Durable consumer goods	1,985,222	906,408	953,755
Semi-durable consumer goods	3,592,082	1,713,541	1,761,680
Non-durable consumer goods	3,095,309	1,515,222	1,367,335
Fuels and lubricants, processed, oil products(2)	9,349,219	4,386,624	4,000,709
Goods not elsewhere specified	668,994	427,032	252,990

Total Consumption Goods	25,997,327	12,393,718	11,269,904
Raw materials and auxiliary goods
Food and beverages, primary, mainly for industry	5,316,619	2,468,936	2,929,421
Food and beverages, processed, mainly for industry	3,402,989	1,612,721	1,598,595
Industrial supplies, primary	6,103,771	2,909,080	2,834,221
Industrial supplies, processed	63,771,434	29,925,933	29,264,550
Parts and accessories for capital goods	20,597,484	9,708,441	9,207,182
Parts and accessories for transport equipment	9,048,335	4,441,413	3,882,360
Fuels and lubricants, primary	10,527,350	5,233,487	3,299,314
o/w Crude oil(2)	9,627,278	4,821,597	2,852,685
Fuels and lubricants, processed	12,174,292	5,435,893	5,144,259
o/w Oil products(2)	8,603,272	3,835,204	3,472,163
o/w Liquefied Petroleum Gas(2)	3,142,809	1,392,225	1,477,451

Total Raw materials and auxiliary goods	130,942,274	61,735,904	58,159,903
Capital Goods
Capital goods (except transport equipment)	25,955,366	11,958,437	11,817,071
Passenger motor cars	530,492	307,113	272,408
Other transport equipment, industrial	4,245,633	2,101,360	1,432,505

Total Capital Goods	30,731,490	14,366,909	13,521,985
Other merchandise(3)	738,634	356,586	324,655

Other goods(4)	2,129,700	1,046,922	830,414

Total	190,539,425	89,900,039	84,106,859

Source: Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	As a component of oil and gas imports.
(3)	Consists of goods procured in ports by carriers.
(4)	Consists of nonmonetary gold.

The following table sets forth Indonesia’s imports by country of origin for the periods indicated.

Imports by Place of Origin(1)

	Year Ended December 31,	Six Months Ended June 30,
	2018	2018	2019P
	(in thousands of U.S. dollars)
America
North America
United States of America	10,059,347	4,658,653	4,595,531
Canada	1,849,790	814,791	969,611
Other North America	195	191	1
Total North America	11,909,332	5,473,635	5,565,143
Central and South America
Argentina	1,438,057	701,568	1,008,730
Brazil	1,688,748	840,190	1,008,791
Mexico	269,351	141,235	123,842
Other Central and South America	516,773	223,616	259,660
Total Central and South America	3,912,929	1,906,610	2,401,023

Total America	15,822,260	7,380,245	7,966,166
Europe
European Union
Netherlands	1,228,799	583,633	406,869
Belgium	610,914	282,467	359,120
United Kingdom	1,138,280	553,757	504,608
Italy	1,801,714	930,653	764,610
Germany	3,909,529	1,973,456	1,671,287
France	1,692,924	868,505	705,454
Spain	668,265	338,666	297,131
Other European Union	2,986,532	1,330,397	1,257,712

Total European Union	14,036,957	6,861,534	5,966,791
Russia	1,508,903	783,605	590,459
Turkey	621,851	310,485	165,620
Other Europe	2,272,881	822,892	937,285

Total Europe	18,440,593	8,778,515	7,660,155
Asia and Middle East
ASEAN
Brunei Darussalam	14,289	7,244	13,902
Philippines	929,354	428,601	387,924
Cambodia	32,593	14,382	20,335
PDR Laos	25,426	15,354	14,639
Malaysia	8,788,441	4,479,498	3,645,809
Myanmar	151,124	95,710	79,186
Singapore	24,245,592	11,332,249	9,819,665
Thailand	10,552,977	5,120,061	4,454,430
Vietnam	3,658,132	1,849,780	1,729,039

Total ASEAN	48,397,928	23,342,880	20,164,929
Hong Kong SAR	4,306,538	1,985,059	2,547,896
India	4,642,904	2,171,822	2,106,146

	Year Ended December 31,	Six Months Ended June 30,
	2018	2018	2019P
	(in thousands of U.S. dollars)
Iraq	95	35	89
Japan	18,305,658	8,716,759	7,936,734
South Korea	9,375,181	4,574,379	4,411,324
Pakistan	642,791	274,817	223,282
People’s Republic of China	43,686,062	19,618,279	19,945,616
Saudi Arabia	4,632,644	1,915,286	1,933,987
Taiwan	3,556,184	1,748,047	1,682,255
Other Asia and Middle East	5,481,825	2,823,183	2,356,664

Total Asia and Middle East	143,027,810	67,170,546	63,308,922
Australia and Oceania
Australia	5,639,508	2,694,777	2,588,939
New Zealand	772,749	372,818	380,219
Other Australia and Oceania	233,186	109,269	100,150

Total Australia and Oceania	6,645,443	3,176,864	3,068,762
Africa
South Africa	584,710	352,323	77,268
Other Africa	5,279,975	2,684,960	1,700,932

Total Africa	5,864,684	3,037,283	1,778,201
Unclassified imports(2)	738,634	356,586	324,655

Total	190,539,425	89,900,039	84,106,859

Source: Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	Consists of goods procured in ports by carriers.

Balance of Payments

The following table sets forth the Republic’s balance of payments for the periods indicated.

Balance of Payments(1)

	Year Ended December 31,	Six Months Ended June 30,
	2018	2018	2019P
	(in millions of U.S. dollars)
Current account	(31,046)	(13,146)	(15,409)
Goods(2)	(439)	2,600	1,375
Total exports (f.o.b.)	180,725	88,114	81,292

Non-oil and gas exports	163,111	79,575	75,429
Oil and gas exports	17,614	8,539	5,864
Total imports (f.o.b.)	(181,164)	(85,514)	(79,918)

Non-oil and gas imports	(151,935)	(71,783)	(68,656)
Oil and gas imports	(29,229)	(13,731)	(11,262)
Services	(7,068)	(3,410)	(3,831)
Primary income	(30,435)	(15,413)	(16,841)
Secondary income	6,895	3,076	3,889

	Year Ended December 31,	Six Months Ended June 30,
	2018	2018	2019P
	(in millions of U.S. dollars)
Capital account	97	60	5
Financial account	24,883	5,280	16,978

(i) Public sector	8,748	2,414	6,673
Portfolio investment	9,732	3,488	8,085

Assets	228	25	139
Liabilities	9,504	3,463	7,946
Other investment	(983)	(1,074)	(1,412)

Assets	0	0	0
Liabilities	(983)	(1,074)	(1,412)
Loans	(755)	(1,049)	(1,273)
Drawings	4,588	1,531	1,785
Repayments	(5,344)	(2,580)	(3,058)
Other liabilities	(228)	(25)	(139)
(ii) Private sector	16,134	2,866	10,306
Direct investment	13,422	7,094	10,659

Assets	(6,399)	(2,380)	(2,472)
Liabilities	19,821	9,475	13,132
Portfolio investment	(420)	(4,496)	1,789

Assets	(5,399)	(2,685)	(31)
Liabilities	4,980	(1,811)	1,821
Financial derivatives	34	72	84

Other investment	3,098	196	(2,227)

Assets	(9,370)	(4,726)	(6,751)
Liabilities	12,469	4,921	4,524
Errors and omissions	(1,065)	(357)	(1,133)

Overall balance	(7,131)	(8,163)	443

Reserves and related items	7,131	8,163	(443)

Memorandum(3)
Reserve asset position	120,654	119,839	123,823

Source: Bank Indonesia

P	Preliminary.
(1)

Bank Indonesia uses (+) and (-) signs in its published data to follow BPM5 whereby (+) means inflow and (-) means outflow. In financial account, (+) denotes increase in liabilities or decrease in assets, while (-) represents increase in assets or decrease in liabilities. The table above has been adjusted to align with the formatting of this prospectus.

(2)	The calculation of export and import figures included in the balance of payments data compiled by Bank Indonesia differs in coverage and timing from the data on export/import trade compiled by BPS.
(3)

Presents the position of reserve assets at the end of period. A surplus/deficit in the overall balance of payments during a reporting period will increase/decrease the outstanding amount of reserve assets at the end of that period.

In 2018, the current account deficit increased to U.S.$31.0 billion or 3.0% of GDP compared to a U.S.$16.2 billion deficit or 1.6% of GDP in 2017. The higher deficit was mainly due to higher non-oil and gas imports, particularly imports of raw materials and capital goods reflecting robust economic activity in Indonesia, and lower exports of non-oil and gas goods. The increase in the deficit was also due to an increase in oil imports in line with the increase in average global oil prices and domestic fuel consumption.

Amid high uncertainty in the global financial markets, the capital and financial account recorded a significant surplus of U.S.$25.0 billion in 2018, mainly due to long-term capital inflows from foreign direct investments.

Indonesia’s overall balance of payments in 2018 recorded a deficit of U.S.$7.1 billion, which resulted in a decrease in international reserves from U.S.$130.2 billion as of December 31, 2017 to U.S.$120.7 billion as of December 31, 2018.

In the first six months of 2019, the current account deficit increased to U.S.$15.4 billion or 2.8% of GDP compared to a U.S.$13.1 billion deficit or 2.5% of GDP in the same period in 2018. This was primarily due to a higher trade deficit caused by a higher rate of decrease in exports compared to imports. Lower export growth was primarily due to lower trade volumes and weakening global commodity prices, especially lower global oil prices, and lower crude oil production.

The capital and financial account surplus was U.S.$17.0 billion in the first six months of 2019, primarily due to significant inflows in foreign direct investment and portfolio investment.

Indonesia’s overall balance of payments during the first six months in 2019 recorded a surplus of U.S.$ 0.4 billion, in line with the higher capital and financial account surplus. Consequently, official reserve assets were U.S.$123.8 billion as of June 30, 2019, an increase from U.S.$120.7 billion as of December 31, 2018.

Financial System

The Banking System

As of August 31, 2019, total banking assets were Rp8,401.4 trillion, consisting of commercial bank assets of Rp8,245.1 trillion and rural bank assets (including assets of sharia rural banks) of Rp156.3 trillion.

Islamic Financial System

One of the main challenges for Indonesia’s Sharia capital markets is the small number of companies that issue Sharia-compliant products such as Islamic bonds, or Sukuk. For example, of the 89 underwriters licensed by OJK as of August 30, 2019, only 28 were involved in issuances of Sukuk, and only 54 of the 97 investment managers (including one sharia investment manager fully managing Sharia funds) licensed by OJK.

As of August 31, 2019, assets of Sharia banks were Rp496.2 trillion, or 5.9% of Indonesia’s total banking assets.

Bank Indonesia

The following table sets forth the balance sheet of Bank Indonesia and was prepared in accordance with the Monetary and Financial Statistics Manual published by the IMF, as of the dates indicated.

Analytical Balance Sheet of Bank Indonesia

	As of December 31,	As of August 31,
	2018	2019P
	(in billions of Rupiah)
Base Money (M0)	1,069,554	1,021,863
Currency in Circulation(1)	749,167	720,227
Commercial Banks Demand Deposits at Bank Indonesia	319,653	301,434
Private sector Demand Deposits	734	203
Bank Indonesia Certificates (SBI)(2)	—	—
Factors Affecting Base Money (M0)	1,069,554	1,021,863
Net Foreign Assets	1,708,563	1,763,319
Claims on Non-Residents	1,829,782	1,879,067
Liabilities to Non-Resident	(121,219)	(115,749)
Claims on Other Depository Corporations	158	158
Liquidity Credits	56	56
Other Claims	102	102
Net claims on central Government	22,027	(40,911)
Claims on central Government	197,009	152,893
Liabilities to central Government	(174,982)	(193,804)
Claims on Other Sectors	10,410	10,362
Claims on Other Financial Institutions	—	—
Claims on Private Sectors	10,410	10,362
Open Market Operations(3)	(170,345)	(200,214)
Other Liabilities to Commercial & Rural Banks	(97,969)	(92,550)
Deposits included in Broad Money (M2)	—	—
Deposits excluded from Broad Money (M2)	(8)	—
Shares and Other Equity	(371,433)	(375,086)
Net Other items	(31,850)	(43,214)

Source: Bank Indonesia

P	Preliminary.
(1)	Currency outside banks plus cash in vault.
(2)	SBI which is used to fulfill the secondary statutory reserve requirement of banks and accounted for as primary money supply components. Included in Base Money since October 2009.
(3)

Consists of total SBI after it is reduced by the SBI used to fulfill the secondary statutory reserve requirement of banks, and is accounted for as a primary money supply component (see footnote 2). Open market operations instruments include: Syariah SBI, Third Party Syariah SBI, Bank Indonesia Facility, Fine Tune Operation, Government Bonds, State Syariah Negotiable Paper, and Reserve Reverse Repo Government Bonds.

Banks and Other Financial Institutions

The following table sets forth the total number of financial institutions in operation and their share of total assets of the financial system as of the date indicated.

Indonesian Financial Institutions as of August 31, 2019

	Number of institutions		Assets*		Percentage of total assets
			(in trillions of Rupiah)		(%)
Banking:
Commercial banks	111		8,245.1		73.4
Rural credit banks(1)	1,744		156.3		1.4

Total banking	1,855		8,401.4		74.8

Insurance:
Life insurance	60		578.7		5.2
General insurance & Reinsurance	86		186.5		1.7
Social insurance(2)	5		569.0		5.1

Total insurance	151		1,334.2		11.9

Pension funds:
Financial institution pension funds	26		93.9		0.8
Employer pension funds	203		193.4		1.7

Total pension funds	229		287.3		2.6

Finance companies(3)	183		514.1		4.6
Venture capital companies	61		16.1		0.1
Securities companies	124	(4)	56.9	(5)	0.5
Mutual funds (collective investment schemes, not institutions)	2,184		538.1		4.8
Credit guarantee companies	22		21.1		0.2
Pawn shops	77		58.1		0.5

Total	4,886		11,227.3		100.0

Sources: OJK

*	Unaudited.
(1)	Including sharia rural banks.
(2)	Social insurance encompasses traffic and public transportation, health social security programs, worker social security programs and insurance for civil servants and the armed forces.
(3)	Finance companies provide financing for leasing, factoring, consumer finance and credit cards.
(4)	Includes 19 securities companies that are not members of a securities exchange but act as broker-dealers.
(5)	Only assets of securities companies as members of a securities exchange.

Bank Assets and Liabilities

The following table sets forth the consolidated balance sheets of the commercial banks as of the dates indicated.

Consolidated Balance Sheet of Commercial Banks

	As of December 31,	As of August 31,
	2018	2019P
	(in trillions of Rupiah)
Assets
Loans	5,358.0	5,525.8
Interbank Assets	221.0	247.9
Placements at Bank Indonesia	767.1	670.5
Securities (including Government Bonds)	941.9	1,054.2
Equity Participation	43.5	47.6
Other Claims	293.4	280.8
Others	443.3	418.3

Total Assets	8,068.3	8,245.1

Liabilities
Third Party Funds	5,630.5	5,811.6
Liabilities owed to Bank Indonesia	2.8	0.6
Interbank Liabilities	192.5	181.9
Securities	115.1	128.6
Borrowing	296.7	296.9
Other Liabilities	206.5	133.3
Guarantee Deposits	4.6	4.0
Others	485.4	491.1
Capital:
Paid in Capital	209.3	210.4
Reserves	68.3	75.2
Current Earnings/Loss	150.0	104.2
Retained Earnings/Loss	542.9	619.4
Estimates of Additional Paid in Capital	114.5	140.5
Others	49.2	47.4

Total Liabilities	8,068.3	8,245.1

Source: OJK.

P	Preliminary.

The following table shows the average capital adequacy ratio of the banking system as of the dates indicated:

Average Capital Adequacy Ratios

	As of December 31,	As of August 31,
	2018	2019P
	(percentages)
CAR	22.9	23.9

Source: OJK

P	Preliminary.

Non-Performing Loans

The following table shows the gross NPL ratios as of the dates indicated.

Non-Performing Loans Ratios

	As of December 31,	As of August 31,
	2018	2019P
	(percentages)
Gross NPL ratios	2.4	2.6

Source: OJK

P	Preliminary.

Capital Markets and Capital Markets Regulation

The following table sets forth key indicators regarding the Indonesian Stock Exchange (Bursa Efek Indonesia or IDX) and any securities traded on the IDX as of September 30, 2019.

Indonesian Stock Exchange

IDX
Market capitalization (in trillions of Rupiah)	7,090.4
Listed shares (in billions of shares)	5,591.9
Average daily transaction value (in billions of Rupiah)(1)	8,190.5
Average daily transaction volume (in millions of shares)(1)	14,622.4

Source: IDX

(1)	For the nine months ended September 30, 2019.

The Jakarta Islamic Index, or JII is a stock market index established on the Indonesian Stock Exchange. The JII was launched in 2000 and consists of the 30 largest Sharia-compliant listings by market capitalization and average liquidity in the regular market. As of September 30, 2019, the market capitalization of the JII was Rp2,124.2 trillion.

The IDX launched the Indonesia Sharia Stock Index, or ISSI on May 12, 2011. The ISSI comprised of 412 Sharia stocks which are listed on the IDX as of September 30, 2019. As of September 30, 2019, the market capitalization of the ISSI was Rp3,794.2 trillion.

Monetary Policy

In December 2018 to June 2019, Bank Indonesia maintained the Bank Indonesia 7-Day Reverse Repo Rate at 6.00%, while also maintaining the Deposit Facility and Lending Facility rates at 5.25% and 6.75%, respectively. Seeking to ensure adequate liquidity in the banking industry in order to finance economic activity, in June 2019, Bank Indonesia lowered the Rupiah reserve requirement for conventional and Islamic banks by 50bps to 6.0% and 4.5% respectively, with the average reserve requirements remaining at 3.0%, effective from July 1, 2019. The decision is consistent with ongoing efforts to reduce the current account deficit to a manageable threshold and maintain the attractiveness of domestic financial assets. Bank Indonesia also implemented monetary operations strategies to maintain adequate liquidity in the Rupiah money market and foreign exchange market in order to support monetary and financial system stability. To ensure adequate liquidity is available in the banking system, Bank Indonesia instituted accommodative macroprudential policies by holding the countercyclical capital buffer at 0%, the Macroprudential Liquidity Buffer at 4% with flexible repos at 4% and the Macroprudential Intermediation Ratio in the 84-94% range.

In July 2019, Bank Indonesia lowered the Bank Indonesia 7-day Reverse Repo Rate by 25 bps to 5.75%, Deposit Facility rates were lowered by 25 bps to 5.00% and Lending Facility rates were lowered by 25 bps to 6.50%. In August 2019, Bank Indonesia lowered the Bank Indonesia 7-day Reverse Repo Rate by 25 bps to 5.50%, Deposit Facility rates were lowered by 25 bps to 4.75% and Lending Facility rates were lowered by 25 bps to 6.25%. This decision is consistent with low inflation projected below the midpoint of the target corridor, attractive returns on domestic financial investment assets that support external stability, as well as a pre-emptive measure to safeguard future economic growth momentum against the impact of global economic moderation. The Bank Indonesia monetary operations strategy remained oriented towards ensuring adequate liquidity and increasing money market efficiency, thus strengthening the transmission of accommodative monetary policy.

In September 2019, Bank Indonesia lowered the Bank Indonesia 7-day Reverse Repo Rate by 25 bps to 5.25%, Deposit Facility rates were lowered by 25 bps to 4.50% and Lending Facility rates were lowered by 25 bps to 6.00%. This decision is consistent with low inflation projected below the midpoint of the target corridor, attractive returns on domestic financial investment assets and as a pre-emptive measure to stimulate domestic economic growth momentum against a backdrop of global economic moderation. To strengthen the policy mix in terms of building economic growth momentum, Bank Indonesia relaxed macroprudential policy in order to increase bank lending capacity and catalyse demand for new loans. Bank Indonesia also refined Macroprudential Intermediation Ratio (MIR)/Sharia MIR by expanding the loan/financing components received by the banks as a source of funds when calculating the MIR/Sharia MIR. Effective December 2, 2019, Bank Indonesia adjusted macroprudential policy in the property and automotive sectors by: (i) relaxing the loan-to-value ratio for property loans and the financing-to-value ratio for property financing; (ii) providing an additional incentive on the loan-to-value ratio for green property loans and the financing-to-value ratio for green property financing; (iii) relaxing down payments on automotive loans or financing; and (iv) providing additional incentive on down payments on green automotive loans.

Money Supply

Bank Indonesia tracks several different measures of money supply. Base money includes currency (bank notes and coins in circulation) and demand deposits of commercial banks and private sector at Bank Indonesia. Narrow money consists of currency outside the bank system plus Rupiah-denominated demand deposits in commercial banks. Broad Money consists of Narrow Money, securities other than shares, plus quasi-money, which includes time deposits, savings deposits, and demand deposits in foreign currencies.

The following table sets forth the money supply as of the periods indicated.

Money Supply

		Money
End of period	Base money	Currency	Demand deposits	TotalM1	Quasi- money	Securities other than shares	TotalM2
		(in billions of Rupiah)
2018	1,069,554	625,370	831,779	1,457,150	4,282,364	20,533	5,760,046
2019P	1,021,863	622,452	853,092	1,475,544	4,435,064	23,953	5,934,562

Source: Bank Indonesia

P	Preliminary. As of August 31, 2019.
M1	Narrow Money.
M2	Broad Money.

	Factors affecting money supply
End of period	Foreign assets (net)	Claims on central Government (net)(1)	Claims on business sectors	Other items (net)(2)
	(in billions of Rupiah)
2014	1,105,783	416,608	3,488,677	49,733
2015	1,176,638	491,127	3,822,128	57,313
2016	1,298,938	519,065	4,115,821	79,272
2017	1,541,838	488,862	4,412,719	160,930
2018	1,442,602	472,729	4,868,594	184,424
2019P	1,526,015	429,160	4,992,303	218,613

Source: Bank Indonesia

P	Preliminary. As of August 31, 2019.
(1)	Claims on the Government are Rupiah-denominated claims which are included net of the Government’s deposits with the banking system.
(2)	Includes capital accounts, SDR allocations and inter-system accounts.

As of December 31, 2018, Broad Money grew by 6.3% compared to 8.3% growth as of the end of the previous year, resulting from slower growth in Narrow Money. Narrow Money growth decreased to 4.8% compared to 12.4% as of the end of the previous year due to a slower growth in Rupiah demand deposits and currency outside the bank. Quasi-money growth was stable at 6.8%, as slower growth of time deposits and savings deposits were compensated by increased growth of foreign currency demand deposits.

As of August 31, 2019, Broad Money grew by 7.3% compared to 5.9% growth as of August 31, 2018, due to accelerated growth in Quasi-money. Quasi-money increased to 7.4% compared to the 5.2% in the same period in the previous year, due to a faster growth in Rupiah time deposits. Narrow Money growth decreased to 6.6% compared to the 8.6% in the same period in the previous year, mainly due to slower growth of currency outside commercial and rural banks.

Government Budget

Fiscal Policy

The following table sets forth Government revenues and expenditures for the periods indicated.

Government Revenues and Expenditures

	Year Ended December 31,		Eight Months Ended August 31,
	2018L	2019B	2018	2019P
	(in trillions of Rupiah)
Revenues and grants:
Domestic revenues
Tax revenues	1,518.8	1,786.4	907.5	920.2
Non-tax revenue	409.3	378.3	240.3	268.2
Total domestic revenues	1,928.1	2,164.7	1,147.8	1,188.3
Grants	15.6	0.4	5.0	1.0

Total revenues and grants	1,943.7	2,165.1	1,152.9	1,189.3

Expenditures:
Central government expenditures	1,455.3	1,634.3	802.1	857.7
Transfer to regions and rural fund	757.8	826.8	501.3	530.6
Total central and transfer expenditures	2,213.1	2,461.1	1,303.4	1,388.3

Total expenditures	2,213.1	2,461.1	1,303.4	1,388.3

	Year Ended December 31,		Eight Months Ended August 31,
	2018L	2019B	2018	2019P
	(in trillions of Rupiah)
Primary balance(1)	(11.5)	(20.1)	11.7	(26.6)
Surplus/(deficit)	(269.4)	(296.0)	(150.5)	(199.1)

Financing:(2)
Debt Financing	372.0	359.3	276.2	284.8
Investment Financing	(61.1)	(75.9)	(10.4)	(5.1)
On-Lending	(4.3)	(2.4)	1.6	0.6
Government Guarantee	(1.1)	—	0.0	—
Other Financing	0.2	15.0	0.1	0.0

Total Financing	305.7	296.0	267.5	280.3

Source: Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.
B	Budget.
(1)	Primary balance represents revenues minus expenditures excluding interest expenditures.
(2)

In 2018, total financing of Rp305.7 trillion exceeded the 2018 deficit of Rp269.4 trillion and the Government added the difference of Rp36.2 trillion to its reserves. In the first eight months of 2019, total financing was Rp280.3 trillion.

2020 Budget

The 2020 Budget law was enacted on October 18, 2019.

The 2020 Budget policy is directed at accelerating competitiveness through innovation and strengthening the quality of human resources. The 2020 Budget is expected to be an instrument of government policy to achieve the vision of becoming a developed, independent, prosperous, and fair country while still being aware of various challenges, including global uncertainty, demographic changes, and massive economic transformation.

The key macroeconomic assumptions for 2020 underlying the 2020 Budget are as follows:

•	an economic growth rate of 5.3%;

•	an inflation rate of 3.1%;

•	three-month Indonesian treasury bills yield of 5.4%;

•	an exchange rate of Rp14,400 to U.S.$1.00;

•	an ICP of U.S.$63 per barrel;

•	an oil production by the Republic of 755 thousand barrels of oil per day; and

•	gas production by the Republic of 1.191 million barrels of oil equivalent of gas per day.

Tax revenues under the 2020 Budget are targeted at Rp1,865.7 trillion, or an increase of 4.4% from the 2019 Budget target, which results in a tax revenue to GDP ratio of approximately 11.6%. The taxation policies for 2020 include increasing the tax compliance, improving service quality, counseling and supervision through strengthening IT systems and tax administration, implementing the Automatic Exchange of Information program, broadening the range of goods subject to excise tax, and adjusting the excise duty rates on tobacco. Non-tax revenue under the 2020 Budget is targeted at Rp367.0 trillion, or a decrease of 3.0% from the 2019 Budget target. The non-tax revenue policies for 2020 aim to continue to make various efforts to improve regulations, create fair and flexible tariff arrangements, strengthening supervision and inspection, optimizing the management of state assets and efficiency in the natural resources sector, as well as improving services and quality of public services in compliance with Law No. 9 of 2018 on Non-Tax State Revenue, which is the new benchmark for the improvement of governance and higher accountability in managing non-tax sources of Government revenues.

Total expenditures under the 2020 Budget are estimated at Rp2,540.4 trillion, or an 3.2% increase from the Rp2,461.1 trillion in the 2019 Budget, comprising Rp1,683.5 trillion in central Government expenditures and Rp856.9 trillion in transfer to regions and rural funds. Allocations in the 2020 Budget include (i) Rp508.1 trillion for education, (ii) Rp423.3 trillion for infrastructure development, (iii) Rp372.5 trillion for social protection programs, including programs for social assistance, village funding, subsidies and support for the development of small and medium enterprises and cooperatives, and (iv) Rp132.2 trillion for health.

The 2020 Budget projects a deficit of Rp307.2 trillion or 1.76% of projected 2020 GDP. This projected deficit is 3.8% higher than the projected deficit of Rp296.0 trillion or 1.84% of projected 2019 GDP in the 2019 Budget. The Government expects to fund the deficit from debt financing.

Government Finances

The following table sets forth information regarding the revenues and expenditures of the Government for the periods indicated.

Government Revenues.

The following table sets forth Government revenues by category for the periods indicated.

Government Revenues

	Year Ended December 31,	Eight Months Ended August 31,
	2018L	2018	2019P
	(in trillions of Rupiah)
Domestic revenues:
Tax revenues:
Domestic tax
Income tax:
Oil and gas	64.7	42.0	39.4
Non-oil and gas	685.3	437.4	454.8
Total income tax	750.0	479.5	494.2
Value added tax (VAT)	537.3	307.6	288.0
Land and building tax	19.4	7.5	14.7
Excises	159.6	78.6	93.1
Other taxes	6.6	4.9	4.3
Total domestic taxes	1,472.9	878.0	894.3
International trade taxes:
Import duties	39.1	25.1	23.8
Export tax	6.8	4.4	2.0
Total international trade taxes	45.9	29.5	25.9

Total tax revenues	1,518.8	907.5	920.2

	Year Ended December 31,	Eight Months Ended August 31,
	2018L	2018	2019P
	(in trillions of Rupiah)
Non-tax revenues:
Natural resources:
Oil	101.5	83.8	61.1
Gas	41.3	0	17.2
Total oil and gas	142.8	83.8	78.4
General mining	30.3	19.9	17.0
Forestry	4.8	2.8	3.1
Fishery	0.4	0.3	0.3
Geothermal	2.3	0.7	1.0
Total non-oil and gas	37.8	23.6	21.5
Total natural resources	180.6	107.4	99.8
Profit transfer from SOEs	45.1	39.8	72.5
Other non-tax revenues	128.6	62.8	67.7
Public Service Agency (BLU) Income(1)	55.1	30.3	28.2

Total non-tax revenues	409.3	240.3	268.2

Total domestic revenues	1,928.1	1,147.8	1,188.3

Grants	15.6	5.0	1.0

Total revenues and grants	1,943.7	1,152.9	1,189.3

Source: Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.
(1)

Includes Government’s share of Bank Indonesia’s profits representing amounts in excess of Bank Indonesia’s capital ratio requirements, which excess amounts are transferred to the central Government to be used for repayments of certain central Government obligations to Bank Indonesia.

Sources of Government Revenues.

Government revenues increased by 16.6% from Rp1,666.4 trillion in 2017 to Rp1,943.7 trillion in 2018, primarily driven by an increase in tax revenues. Total tax revenues increased by 13.0% from Rp1,343.5 trillion in 2017 to Rp1,518.8 trillion in 2018, mainly driven by an increase in non oil-gas income taxes and value added tax. Total non-tax revenues increased by 31.5% from Rp311.2 trillion in 2017 to Rp409.3 trillion in 2018. This was primarily due to higher other non tax revenues from line ministries. Total natural resources revenues increased by 62.6% from Rp111.1 trillion in 2017 to Rp180.6 trillion in 2018 mainly due to a higher crude palm oil price and weaker Rupiah exchange rate.

Government revenues increased by 3.2% from Rp1,152.9 trillion in the first eight months of 2018 to Rp1,189.3 trillion in the same period in 2019, primarily driven by an increase in non-tax revenues. Total non-tax revenues increased by 11.6% from Rp240.3 trillion in the first eight months of 2018 to Rp268.2 trillion in the same period in 2019. This was primarily due to higher profit transfers from SOE’s. Total natural resources revenues decreased by 7.1% from Rp107.4 trillion in the first eight months of 2018 to Rp99.8 trillion in the same period in 2019 mainly due to lower oil lifting. Total tax revenues increased by 1.4% from Rp907.5 trillion in the first eight months of 2018 to Rp920.2 trillion in the same period in 2019, mainly driven by an increase in excise taxes and income taxes.

Government Expenditures.

The following table sets forth the expenditures of the Government for the periods indicated.

Government Expenditures

	Year Ended December 31,	Eight Months Ended August 31,
	2018L	2018	2019P
	(in trillions of Rupiah)
Central Government expenditures:
Personnel expenditures	346.9	239.7	264.6
Good and services expenditures	347.5	163.6	173.7
Capital expenditures	184.1	70.7	63.0
Interest payments:
Domestic debt	238.4	151.5	159.3
Foreign debt	19.5	10.7	13.1
Total interest payments	258.0	162.3	172.4
Subsidies:
Energy subsidies	153.5	80.6	75.4
Non-energy subsidies	63.4	25.0	28.0
Total subsidies	216.9	105.6	103.4
Grant expenditures	1.5	0.1	0.1
Social assistance(1)	84.3	58.5	78.7
Other expenditures	16.2	1.7	1.8

Total central Government expenditures	1,455.3	802.1	857.7

Transfers to Regions and Rural Fund
Transfer to Regions
Balanced funds:
General transfer funds:
Revenue sharing funds	93.7	45.8	63.1
General allocation funds	401.5	300.8	313.3
Total general transfer funds	495.2	346.5	376.4
Specific allocation funds:
Physical special allocation fund	58.1	28.5	17.8
Non-physical special allocation fund(2)	115.3	75.3	80.5
Total specific allocation funds	173.4	103.8	98.2
Total balanced funds	668.6	450.4	474.6
Regional incentive fund(3)	8.2	5.4	6.5
Specific autonomy funds(4)	20.1	8.5	6.3
Specific Fund for Special Region of Yogyakarta(5)	1.0	0.8	1.0
Total Transfer to Regions	697.9	465.1	488.4
Rural Fund	59.9	36.2	42.2

Total transfers to regions and Rural Fund	757.8	501.3	530.6

Suspend(6)	—	—	—

Total Government expenditures	2,213.1	1,303.4	1,388.3

Source: Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.
(1)	Consists of Social Assistance from Ministries/Agencies Spending and Social Assistance for Disaster Relief.

(2)	Included under “Others” before FY 2016 except the regional incentive fund.
(3)	Included under “Others” before FY 2016.
(4)	Consists of specific autonomy fund and additional specific infrastructure autonomy fund for Papua and West Papua Provinces.
(5)

Starting from FY 2013, Government allocates a specific fund for Yogyakarta’s privilege in other expenditures. In FY 2014, this fund was allocated in specific autonomy and adjustment funds as part of transfer to regions.

(6)

Realized expenditures calculated by the Ministry of Finance differed from the figures calculated by line ministries and such discrepancies have been subtracted and added, respectively, to totals for such years after the fiscal year is over. “Suspend” is not reported in the current year.

Fuel Prices and Subsidies.

The table below sets forth the amount of subsidies for the periods indicated.

	Year Ended December 31,	Eight Months Ended August 31,
	2018L	2018	2019P
	(in trillions of Rupiah)
Subsidies:
Energy subsidies	153.5	80.6	75.4
Non-energy subsidies	63.4	25.0	28.0

Total subsidies	216.9	105.6	103.4

Source: Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.

The table below sets forth certain Government budget expenditures for priority sectors for the periods indicated.

	Year Ended December 31,
	2014	2015	2016	2017	2018	2019
	(in trillions of Rupiah)
Education	353.4	390.3	370.8	406.0	435.0	492.5
Infrastructure	154.7	256.1	269.1	379.4	410.7	415.0
Energy Subsidy	341.8	119.1	106.8	97.6	163.5	160.0
Health	59.7	69.3	92.8	92.2	107.4	123.1

Source: Ministry of Finance.

Deficit Financing.

The following table sets forth, by amount, information on deficit financing for the periods indicated.

Deficit Financing(1)

	Year Ended December 31,	Eight Months Ended August 31,
	2018L	2018	2019P
	(in trillions of Rupiah)
Debt financing
Government securities (net)	358.4	270.5	290.7
Loans
Domestic loans (net)	1.4	0.5	0.4
Foreign loans:
Gross drawings:
Program loan	50.7	34.2	29.7
Project loan	33.9	12.4	13.2
Total gross drawing	84.6	46.6	42.9
Amortization	(77.7)	(41.4)	(49.3)
Total foreign loan (net)	6.9	5.2	(6.4)
Total loans (net)	8.3	5.7	(6.0)

Total debt financing	366.7	276.2	284.8

Investment financing
Investment to SOEs	(3.6)	(3.6)	0.0
Investment to other institutions	(2.5)	0.0	(2.5)
Investment to public service agencies	(52.7)	(6.6)	(2.6)
Investment in financial organizations/institutions	(2.3)	(0.3)	0.0
Revenue of investment	—	—	—

Total investment financing	(61.1)	(10.4)	-5.1

Lending	—	—	—
On-lending to SOEs/local government/institutions/other agencies:	(4.3)	1.6	0.6

Lending reserves	—	—	—

Total lending	(4.3)	1.6	0.6

Mandatory guarantee	(1.1)	—	—

Other financing	0.2	0.1	0.0

Total financing (net)	300.4	267.5	280.3

Source: Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.
B	Budget.
(1)	As of FY 2017, the deficit financing line items have been reclassified and the data previously reported has been restated across the periods shown.

Government Expenditures.

Total Government expenditures increased by 6.5% from Rp1,303.4 trillion in the first eight months of 2018 to Rp1,388.3 trillion in the same period in 2019. Total central Government expenditures increased by 6.9% from

Rp802.1 trillion in the first eight months of 2018 to Rp857.7 trillion in the same period in 2019, primarily due to increases in personnel expenditures and social assistance expenditures resulting primarily from the implementation of social assistance programs. Total transfers to regions and rural fund increased by 5.8% from Rp501.3 trillion in the first eight months of 2018 to Rp530.6 trillion in the same period in 2019, primarily due to higher general transfer funds realization.

Public Debt

As of August 31, 2019, total public debt of the central Government was U.S.$328.7 billion, 17.1% of which consisted of loans and 82.9% of which consisted of securities, including domestic and foreign issuances of bonds and Sukuk.

External Public Debt of the Republic

The following table sets forth information on the outstanding external public debt of the Republic in terms of creditor type as of the dates indicated.

Outstanding External Public Debt of the Republic by Source(1)

	As of December 31,	As of August 31,
	2018	2019P
	(in billions of U.S. dollars)
Concessional Loans:
Multilateral creditors	29.4	30.6
Bilateral creditors	22.9	22.2
Semi-concessional Loans:
Export agency creditors	—	—
Commercial(2)	75.8	76.4

Total	128.0	129.2

Total external public debt of the Republic, as a percentage of GDP for the period indicated(3)	12.5%	11.7%

Source: Ministry of Finance

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes securities (bonds and Sukuk) issued in international capital markets and commercial bank borrowings.
(3)	In calculating as a percentage of GDP, GDP in U.S. dollars has been converted from Rupiah into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The total outstanding external public debt of the Republic as of August 31, 2019 was U.S.$129.2 billion.

The following table sets forth the outstanding amounts of international development assistance received by the Republic as of the dates indicated.

International Development Assistance(1)(2)

	As of December 31,	As of August 31,
	2018	2019P
	(in millions of U.S. dollars)
Bilateral loans	23,107.3	22,221.9
Multilateral loans:
International Monetary Fund	—	—
World Bank Group	18,295.8	18,979.3
Asian Development Bank	9,787.9	10,161.7
Islamic Development Bank	988.1	1,112.3
Nordic Investment Bank	10.2	9.5
European Investment Bank	9.9	6.7
International Fund for Agricultural Development	183.2	176.1
Asian Infrastructure Investment Bank	73.6	117.3
Multilateral Investment Guarantee Agency	—	—
Total multilateral loans	29,348.7	30,563.0

Total loans	52,456.0	52,784.9

Source: Ministry of Finance

P	Preliminary.
(1)	The term international development assistance includes any concessionary loans provided by international financial institutions or foreign governments, excluding grants.
(2)	Foreign currency values of international development assistance have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external public debt of the Republic by currency as of the dates indicated.

Outstanding External Public Debt of the Republic by Major Currency

	As of December 31,		As of August 31,
	2018		2019P
	(in millions of original currency)	(in millions of U.S. dollars(1))	(in millions of original currency)	(in millions of U.S. dollars(1))
U.S. dollars	93,701.9	93,701.9	93,034.8	93,034.8
Japanese yen	1,976,031.9	17,891.6	2,085,457.7	19,577.2
Euros	11,937.4	13,651.0	12,463.2	13,771.2
SDR	1,246.4	1,733.4	1,113.0	1,524.6
British pounds	76.6	97.2	61.4	74.8
Others	Multiple currencies	1,192.1	Multiple currencies	1,193.0

Total	N/A	128,267.1	N/A	129,175.6

Source: Ministry of Finance

P	Preliminary.
(1)	Calculated based on the applicable BI middle exchange rates as of the date indicated for each column.

The following table sets forth the external debt service requirements of the central government for the years indicated.

External Debt Service Requirements of the Central Government(1)

Period	Principal repayment	Interest repayment	Total
	(in billions of U.S. dollars)
2018	8.4	4.7	13.2
2019*	10.5	4.6	15.2
2020**	9.3	4.5	13.8
2021**	10.8	4.2	15.0
2022**	11.9	3.9	15.8

Source: Ministry of Finance

(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of December 31, 2018.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2019 to August 31, 2019 and (ii) projected principal and interest payments to be made from September 1, 2019 to December 31, 2019 based on external debt outstanding as of August 31, 2019.

**	Projected based on external debt outstanding as of August 31, 2019.

External Debt of Bank Indonesia

The following table sets forth the outstanding multilateral and commercial external debt of Bank Indonesia by type of credit as of the dates indicated.

Outstanding Multilateral and Commercial External Debt of Bank Indonesia(1)

	As of December 31,	As of August 31,
	2018	2019P
	(in millions of U.S. dollars)
Multilateral	2,754	2,713
Commercial(2)	0	0

Total	2,754	2,713

Source: Bank Indonesia

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes bonds issued in international capital markets and commercial bank borrowings but excludes SBI owned by non-residents, currencies and deposits and other liabilities.

The following table sets forth the external debt service requirements of Bank Indonesia for the years indicated.

External Debt Service Requirements of Bank Indonesia

Period	Principal repayment	Interest repayment	Total
	(in millions of U.S. dollars)
2015	32.6	2.9	35.5
2016	48.3	4.2	52.5
2017	144.9	13.4	158.3
2018	0.0	11.1	11.1
2019*(1)	0.0	29.2	29.2

Source: Bank Indonesia

*	Projected based on external debt outstanding as of August 31, 2019.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rate as of August 31, 2019.

External Debt of State-Owned-Enterprises

The following table sets forth the outstanding direct external debt of SOEs as of the dates indicated.

Outstanding Direct External Debt of State-Owned-Enterprises(1)

	As of December 31,	As of August 31,
	2018	2019P
	(in millions of U.S. dollars)
Financial institutions:
Bank	6,924	7,579
Non-bank	3,865	3,977

Total financial institutions	10,789	11,556
Non-financial institutions	34,724	39,513

Total	45,513	51,069

Source: Bank Indonesia

P	Preliminary.
(1)	Foreign currency values of outstanding direct external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

Domestic Public Debt of the Central Government

The following table sets forth the outstanding domestic public debt of the central Government as of the dates indicated.

Domestic Public Debt of the Central Government

	As of December 31,	As of August 31,
	2018	2019P
	(in trillions of Rupiah)
Total domestic public debt(1)	2,608.2	2,841.1

Source: Ministry of Finance

P	Preliminary.
(1)	Excludes SBI, which are obligations of Bank Indonesia and not of the Government. See “— Financial System — Bank Indonesia.”

Domestic Debt Service Requirements of the Central Government

The following table sets forth the debt service requirements for the central Government for the years indicated.

Direct Domestic Debt Service Requirements of the Central Government

Period	Principal repayment and redemption	Interest repayment	Total
	(in trillions of Rupiah)
2018	374.9	177.1	552.1
2019*	397.1	204.8	602.0
2020**	229.6	202.1	431.7
2021**	253.0	187.7	440.7
2022**	184.4	167.4	351.8

Source: Ministry of Finance

*

Calculated based on (i) actual principal and interest payments made from January 1, 2019 to August 31, 2019 and (ii) projected principal and interest payments to be made from September 1, 2019 to December 31, 2019 based on domestic debt outstanding as of August 31, 2019.

**	Projected based on domestic debt outstanding as of August 31, 2019.

Contingent Liabilities from Government Guarantees

As of June 30, 2019, the Government had accumulated Rp4.4 trillion in the guarantee reserve fund account.

The guarantee that the Government has provided to infrastructure projects includes:

•

Full default risk guarantees relating to the PT PLN loans for the construction of coal power plants with aggregate capacity of 10,000 MW and the associated transmission lines (Fast Track I program). Outstanding guarantees for this program amount to Rp26.3 trillion;

•

Partial default risk guarantees for local government-owned water companies’ loans in connection with the Millennium Development Goals in water provision. Outstanding guarantees for this program amount to Rp113.2 billion;

•

Business viability guarantees to independent power producers on the ability of PT PLN to fulfill its financial obligations based on Power Purchase Agreements related to Fast Track II program. Guarantee exposure for this program amounts to Rp87 trillion;

•

Co-guarantee scheme between the Government and the Indonesia Infrastructure Guarantee Fund (“IIGF”) to guarantee PPP projects such as power plant projects (Central Java steam power plant) and several section of toll road projects (Jakarta Cikampek II Elevated, Cileunyi — Sumedang — Dawunan, Krian — Legundi — Bunder — Manyar, Serang — Panimbang, Probolinggo — Banyuwangi, and Jakarta Cikampek II Selatan). Guarantee exposure for this program amounts to Rp44.5 trillion;

•	Full default risk guarantees relating to PT Hutama Karya loans and bonds for the construction of Sumatera Toll Roads. Outstanding guarantees for this program amount to Rp17.9 trillion;

•

Guarantee for infrastructure financing through direct loans from International Financial Institutions to SOEs to finance infrastructure projects. Outstanding guarantees for this program amount to Rp19.4 trillion;

•

Full default risk guarantee relating to the PT Kereta Api Indonesia (Persero) loans for construction of Light Rail Transit Jakarta-Bogor-Depok-Bekasi. Outstanding guarantees for this program amounts to Rp954.5 billion; and

•	Guarantee for local infrastructure financing through PT SMI. Outstanding guarantees for this program amount to Rp2.7 trillion; and

•	Full default risk guarantees relating to the PT PLN loans for the construction of electricity infrastructure (35 GW program). Outstanding guarantees for this program amount to Rp889 billion.

As of June 30, 2019, no claims from the foregoing guarantees have arisen.

Foreign Exchange and Reserves

Exchange Rates

From 1978 to 1997, Indonesia maintained a managed floating exchange rate system under which the Rupiah was linked to a basket of currencies, the composition of which was based on Indonesia’s main trading partners. Indonesia has adopted a free floating exchange rate system since August 1997, under which market forces determine the exchange rate for the Rupiah. See “— Monetary Policy.”

The following table sets forth information on exchange rates between the Rupiah and the U.S. dollar for the periods indicated.

Exchange Rates

	Rupiah per U.S. dollar
	End of Period	Average
2014	12,385	11,876
2015	13,785	13,392
2016	13,473	13,305
2017	13,568	13,385
2018	14,380	14,246
2019(1)	14,195	14,165

Source: Bank Indonesia

(1)	As of September 30, 2019.

By the end of the first nine months in 2019, the Rupiah appreciated by 5.0% from Rp14,902 per U.S. dollar as of September 28, 2018 to Rp14,195 per U.S. dollar as of September 30, 2019. On average, the Rupiah appreciated by 0.8% from Rp14,048 per U.S. dollar as of September 28, 2018 to Rp14,165 per U.S. dollar as of September 30, 2019. The appreciation was in line with prevailing trends for most other global currencies against the U.S. dollar.

International Reserves

The following table sets forth the Republic’s total official international reserves, expressed in (i) U.S. dollar equivalents and (ii) the number of months of imports and Government external debt repayments, in each case at the end of the periods indicated. These reserves consist of foreign exchange, gold, SDRs and a reserve position with the IMF. Indonesia complies with the IMF’s Special Data Dissemination Standard requirement on international reserves and foreign exchange currency liquidity.

Official International Reserves of the Republic(1)

	As of December 31,	As of September 30,
	2018	2019P
	(in millions of U.S. dollars, except for months)
Gold	3,230	3,762
SDRs	1,533	1,522
Reserve position with the IMF	1,096	1,075
Foreign exchange and others	114,776	117,973

Total	120,654	124,332

Total as number of months of imports and Government external debt repayments	6.5	7.0

Source: Bank Indonesia

P	Preliminary.
(1)	Converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

As of December 31, 2018, foreign reserves decreased to U.S.$120.7 billion, equivalent to 6.5 months of import coverage and government external debt service requirements. In addition, the coverage ratio is in excess of the recommended international adequacy ratio of 3.0 months of import coverage.

As of September 30, 2019, foreign reserves increased to U.S.$124.3 billion which is equal to 7.0 months of import coverage and government external debt service requirements. In addition, the coverage ratio is in excess of the recommended international adequacy ratio of 3.0 months of import coverage.

Debt-to-GDP Ratios

The following table sets forth the central government’s debt-to-GDP ratio and debt service to GDP ratio as of the dates indicated. Under the State Finances Law No. 17 of 2003, the Republic’s debt-to-GDP ratio must remain below 60%.

Debt-to-GDP Ratios

	As of December 31,	As of August 31,
	2018L	2019P
	(percentages, unless indicated otherwise)
Debt-to-GDP ratio	29.8	29.8
Debt service to GDP ratio	5.1	3.9
Total public debt of the central Government (in billions of U.S.$)(1)	308.1	328.7
— % in Loans	18.1	17.1
— % in Bonds	81.9	82.9

Source: Ministry of Finance, Bank Indonesia

(1)	Outstanding foreign currency debt was converted to U.S. dollars using the BI middle exchange rate as of each period indicated in the table.
L	LKPP (Audited).
P	Preliminary.

DESCRIPTION OF THE BONDS

This section of this prospectus supplement is only a summary of the material provisions of the Bonds and the Indenture and it does not contain all of the information that may be important to you as a potential investor in the Bonds. The Republic urges you to read the Indenture for a complete description of its obligations and your rights as a holder of the Bonds. Copies of the Indenture are available for inspection free of charge at the corporate trust office of the Trustee.

The Bonds will be issued pursuant to the Indenture dated as of December 11, 2017 between the Republic, Bank Indonesia, The Bank of New York Mellon, as trustee, and other parties named therein. The Bonds are a series of debt securities more fully described in the accompanying prospectus, except to the extent indicated below.

General Terms of the Bonds

Basic Terms of the Bonds

The Bonds will:

•	be direct, general, unconditional and unsubordinated obligations of the Republic, for which the full faith and credit of the Republic is pledged;

•

rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of the Republic. It is understood that this provision will not be construed to require the Republic to make payments under any series of the Bonds ratably with payments being made under any other public external indebtedness;

•

not be redeemable before maturity at the option of the Republic or repayable at the option of the holder and not be entitled to the benefit of any sinking fund. The Republic may at any time, however, purchase any series of the Bonds and hold or resell them or surrender them to the Registrar for cancellation;

•	be represented by one or more registered global securities (see “Global Bonds”); and

•

contain “collective action clauses” under which the Republic may amend certain key terms of each series of Bonds including the maturity date, interest rate and other terms, with the consent of less than all of the holders of such series of Bonds.

The 2031 Bonds will:

•	be initially issued in aggregate principal amount of €1,000,000,000;

•	be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof;

•	be eligible for settlement in Euroclear and Clearstream;

•	bear interest at 1.400% per annum on the outstanding principal amount from October 30, 2019;

•	pay interest on October 30 of each year, commencing October 30, 2020;

•	mature on October 30, 2031; and

•	pay all amounts due in respect of principal or interest in Euros.

The 2049 Bonds will:

•	be initially issued in aggregate principal amount of US$1,000,000,000;

•	be issued in minimum denominations of US$200,000 and integral multiples of US$1,000 in excess thereof;

•	be eligible for settlement in DTC, Euroclear and Clearstream;

•	bear interest at 3.700% per annum on the outstanding principal amount from October 30, 2019;

•	pay interest on April 30 and October 30 of each year, commencing April 30, 2020;

•	mature on October 30, 2049; and

•	pay all amounts due in respect of principal or interest in U.S. dollars.

Payment of Principal and Interest

The Republic will make payments to the registered holders of the Bonds. While the Bonds are held in global form, holders of beneficial interests in the Bonds will be paid in accordance with the procedures of the relevant clearing system and its direct participants, if applicable. Neither the Republic nor the Trustee nor any Agent shall have any responsibility or liability for any aspect of the records of, or payment made by the relevant clearing system or its direct participants in making payments to holders of the Bonds from the funds they receive.

For purposes of this section, with respect to U.S. dollar-denominated Bonds, “Business Day” means any day except Saturday, Sunday or any other on which commercial banks in New York City, Jakarta, or the city where the relevant paying or transfer agent is located are authorized or obligated by law, regulation or executive order to be closed. With respect to Euro-denominated Bonds, “Business Day” means any day except Saturday, Sunday, any day on which commercial banks in Jakarta, London or the city where the relevant paying or transfer agent is located are authorized or obligated by law, regulation or executive order to be closed, or any day on which the Trans-European Automated Real-time Settlement Express Transfer (TARGET2) System (or any successor thereto) is not open for business. In any case where the date of payment of the principal, interest or premium, if any, on the Bonds is not a Business Day, then such payment will be made on the next succeeding Business Day, and no interest on the Bonds will accrue as a result of the delay in payment.

If the money that the Republic pays to the Trustee or to any paying agent appointed by the Trustee at the expense of the Republic to make payments on any Bonds is not claimed at the end of one year after the applicable payment was due and payable, then the money will be repaid to the Republic on the Republic’s written request. The Republic will hold such unclaimed money in trust for the relevant holders of those Bonds. After any such repayment, neither the Trustee nor any paying agent will be liable for the payment. However, the Republic’s obligations to make payments on the Bonds as they become due will not be affected until the expiration of the prescription period, if any, specified in the Bonds. See “Description of the Securities — Prescription” in the accompanying prospectus.

If the Republic at any time defaults in the payment of any principal of, or interest on, the Bonds, the Republic will pay interest on the amount in default (to the extent permitted by law) calculated, for each day until paid, at the rate or rates specified in such Bonds.

Global Bonds

DTC, Euroclear, and Clearstream, are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither the Republic nor the Trustee nor any Agent will be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures. Additionally, neither the Republic nor the Trustee nor any Agent will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

The Bonds will initially be issued to investors in global form, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of Bonds. The Republic refers to the intangible Bonds represented by a global Bond as “book-entry” Bonds.

The Republic will deposit any global Bond it issues with a clearing system or its nominee. The global Bond will be registered in the name of the clearing system or its nominee or the common depositary. Unless a global Bond is exchanged for certificated securities, as discussed under “Description of the Securities — Certificated Securities” in the accompanying prospectus, it may not be transferred, except as a whole among the clearing system, its nominees or common depositaries and their successors. Clearing systems include DTC in the United States and Euroclear and Clearstream in Europe.

Clearing systems process the clearance and settlement of book-entry Bonds for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold book-entry Bonds through participants in any of these systems, subject to applicable securities laws.

If you wish to purchase book-entry Bonds, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase book-entry Bonds will hold them in an account at the bank or financial institution acting as their direct or indirect participant.

When you hold Bonds in this manner, you must rely on the procedures of the institutions through which you hold your Bonds to exercise any of the rights granted to holders. This is because the legal obligations of the Republic run only to the registered owner of the global Bond, which will be the relevant clearing system or its nominee or common depositary. For example, once the Republic arranges for payments to be made to the registered holder, the Republic will no longer be liable for the amounts so paid on the security, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from the Republic to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of a Bond is entitled to take, then the clearing system would authorize the participant through which you hold your book-entry Bonds to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions. The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of the Republic.

As an owner of book-entry Bonds represented by a global Bond, you will also be subject to the following restrictions, among others:

•

you will not be entitled to (a) receive physical delivery of the Bonds in certificated form or (b) have any of the Bonds registered in your name, except under the circumstances described under “Description of the Securities — Certificated Securities” in the accompanying prospectus;

•	you may not be able to transfer or sell your Bonds to some insurance companies and other institutions that are required by law to own their Bonds in certificated form; and

•	you may not be able to pledge your Bonds in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective.

Trustee, Paying Agents, Transfer Agents, Registrar

The Indenture establishes the obligations and duties of the Trustee, the right to indemnification of the Trustee and the liability and responsibility, including limitations, for actions that the Trustee takes. The Trustee is entitled to enter into business transactions with the Republic or any of its affiliates without accounting for any profit resulting from these transactions. With respect to the Bonds of any series to be held through Euroclear and/or Clearstream, The Bank of New York Mellon SA/NV, Luxembourg Branch will act as Registrar and Transfer

Agent. With respect to the Bonds of any series to be held through DTC, The Bank of New York Mellon will act as Registrar and Transfer Agent. With respect to the Bonds of any series to be held through DTC, The Bank of New York Mellon will act as paying agent in The City of New York, USA. The Bank of New York Mellon, London Branch will act as paying agent in the City of London, England for any Bonds held through Euroclear and Clearstream. Bank Indonesia may at any time appoint additional or other paying agents, transfer agents and, in respect of registered Bonds, registrars and terminate the appointment of those or any paying agents, transfer agents and registrar, provided that while the Bonds are outstanding Bank Indonesia will (i) in the case of Bonds which are specified to be held through Euroclear and/or Clearstream, maintain a transfer agent and registrar in Luxembourg and a paying agent in the City of London, England and (ii) in the case of Bonds which are specified to be held through DTC, maintain a transfer agent, registrar and paying agent in The City of New York. If the relevant Bonds are listed on the SGX-ST and the rules of such exchange so require, Bank Indonesia will maintain a paying agent in Singapore.

Notices

The Republic will mail any notices to the holders of the certificated securities at their registered addresses as reflected in the register maintained by the Registrar. The Republic will consider any mailed notice to have been given five Business Days after it has been sent. The Republic will give notices to the holders of a global Bond in accordance with the procedures and practices of the depositary and such notices shall be deemed given upon actual receipt thereof by the depositary. The Republic will also publish notices to the holders if and so long as the Bonds are listed on the SGX-ST and the rules of such exchange so require, in a leading newspaper having general circulation in Singapore (which is expected to be the Business Times). If publication in a leading newspaper in Singapore is not practicable, the Republic will have validly given notice if it gives notice in accordance with the rules of the exchange on which the Bonds are listed. The Republic will consider any published notice to be given on the date of its first publication.

TAXATION

For a description of certain tax aspects of the Bonds, see “Taxation” in the accompanying prospectus. The Republic urges you to consult your own tax advisors to determine your particular tax consequences in respect of participating in the offering, and of owning and selling the Bonds.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement, which consists of terms agreements dated October 23, 2019 and the underwriting agreement standard terms filed as an exhibit to the registration statement, the Republic has agreed to sell to each of the underwriters and each of the underwriters have agreed to purchase from the Republic, severally and not jointly, the principal amounts of the Bonds listed opposite its name in the table below.

Underwriters	Principal Amount
2031 Bonds
BNP Paribas.	€200,000,000
Citigroup Global Markets Inc.	€200,000,000
Goldman Sachs (Singapore) Pte.	€200,000,000
Mandiri Securities Pte. Ltd.	€200,000,000
Standard Chartered Bank	€200,000,000

Total	€1,000,000,000

Underwriters	Principal Amount
2049 Bonds
BNP Paribas.	US$200,000,000
Citigroup Global Markets Inc.	US$200,000,000
Goldman Sachs (Singapore) Pte.	US$200,000,000
Mandiri Securities Pte. Ltd.	US$200,000,000
Standard Chartered Bank	US$200,000,000

Total	US$1,000,000,000

BNP Paribas, Citigroup Global Markets Inc., Goldman Sachs (Singapore) Pte., Mandiri Securities Pte. Ltd. and Standard Chartered Bank are acting as joint lead managers. Citigroup Global Markets Inc. is acting as billing and delivering bank in connection with the offering of the Bonds. Mandiri Securities Pte. Ltd., one of the underwriters, is an affiliate of the Republic and has agreed to offer and sell the Bonds only outside the United States of America to non-U.S. persons.

The underwriting agreement provides that the underwriters are obligated to purchase all of the Bonds if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitment of the non-defaulting underwriters may be increased or the offering of the Bonds may be terminated.

The Republic has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments which the underwriters may be required to make in that respect.

The Republic estimates that its out-of-pocket expenses for this offering will be approximately US$500,000. The underwriters have agreed to reimburse the Republic for certain of its expenses.

The underwriters have advised the Republic that they propose to offer the Bonds to the public initially at the public offering price that appears on the cover page of this prospectus supplement. After the initial public offering, the underwriters may change the public offering price and any other selling terms.

Any underwriter who is not registered as a broker-dealer with the Securities and Exchange Commission will not engage in any transaction related to the Bonds in the United States except as permitted by the Securities Exchange Act of 1934. To the extent the underwriters intend to make any offers or sales of the Bonds in the United States, or to nationals or residents of the United States, they will do so only through one or more registered broker-dealers in compliance with applicable securities laws and regulations, as well as with applicable laws of the various states.

In connection with this offering of the Bonds, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the Bonds in the open market for the purpose of pegging, fixing or maintaining the price of the Bonds. Syndicate covering transactions involve purchases of the Bonds in the open market after the distribution has been completed in order to cover short positions. Any of these activities may cause the price of the Bonds to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time but they must end no later than the earlier of 30 days after the issue date of the Bonds and 60 days after the date of the allotment of the Bonds.

The Bonds are a new issue of securities with no established trading market. The Republic has been advised by the underwriters that they intend to make a market in the Bonds, but the underwriters are not obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of or the trading market for the Bonds.

Settlement and Delivery

The Republic expects that delivery of the global Bonds will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the Bonds. Under Rule 15c6-l of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Bonds prior to the delivery of the Bonds hereunder will be required, by virtue of the fact that the Bonds initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Bonds who wish to trade the Bonds prior to their date of delivery hereunder should consult their advisors.

Other Relationships

The underwriters have in the past and may in the future provide investment and commercial banking and other related services to the Republic or its affiliates in the ordinary course of business for which the underwriters and/or their respective affiliates have received or may receive customary fees and reimbursement of out-of-pocket expenses. The underwriters and their respective affiliates are full service financial institutions engaged in various activities which may include securities trading, commercial and investment banking, financial advice, investment management, principal investment, hedging, financing and brokerage activities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold (on their own account, on behalf of clients or in their capacity of investment advisers) a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments and enter into other transactions, including credit derivatives (such as asset swaps, repackaging and credit default swaps) in relation thereto. Such transactions, investments and securities activities may involve securities and instruments of the Republic or its subsidiaries, jointly controlled entities or associated entities, including the Bonds offered hereby, may be entered into at the same time or proximate to offers and sales of Bonds or at other times in the secondary market and be carried out with counterparties that are also purchasers, holders or sellers of Bonds. The underwriters or certain of their respective affiliates may purchase Bonds and be allocated Bonds for asset management and/or proprietary purposes and not with a view to distribution. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Canada

The Bonds may only be offered or sold to a resident of Canada pursuant to an exemption from the requirement to file a prospectus in the applicable Canadian province or territory in which such offer or sale is made, and only by a registrant duly registered under the applicable securities laws of that province or territory or by a registrant that is relying in that province or territory on the “international dealer” exemption provided by Section 8.18 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations (NI 31-103). Furthermore, the Bonds may only be offered or sold to or for the benefit of residents of any such province or territory that are purchasing, or deemed to be purchasing, as principal, that are “accredited investors” as defined in National Instrument 45-106 Prospectus Exemptions (NI 45-106) and a “permitted client” as defined in NI 31-103. Each Canadian purchaser hereby acknowledges that any resale of the Bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws and that it shall be deemed to represent, warrant and agree that it is an accredited investor and is purchasing as principal (or deemed principal) in connection with any purchase of Bonds hereunder.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of residence for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.4 of NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33 105 regarding underwriter conflicts of interest in connection with this offering. The Republic and the underwriters hereby notify prospective Canadian purchasers that: (a) the Republic or the underwriters may be required to provide personal information pertaining to the purchaser as required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including its name, address, telephone number, email and the aggregate purchase price of any Bonds purchased) (“personal information”), which Form 45-106F1 may be required to be filed by the Republic or the underwriters under NI 45-106, (b) such personal information may be delivered to the Ontario Securities Commission (the “OSC”) in accordance with NI 45-106, (c) such personal information is collected indirectly by the OSC under the authority granted to it under the securities legislation of Ontario, (d) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of Ontario, and (e) the public official in Ontario who can answer questions about the OSC’s indirect collection of such personal information is the Administrative Support Clerk at the OSC, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8, Telephone: (416) 593-3684. Prospective Canadian purchasers that purchase Bonds in this offering will be deemed to have authorized the indirect collection of the personal information by the OSC, and to have acknowledged and consented to its name, address, telephone number, email and other specified information, including the aggregate purchase price paid by the purchaser, being disclosed to other Canadian securities regulatory authorities, and to have acknowledged that such information may become available to the public in accordance with requirements of applicable Canadian laws.

Upon receipt of this prospectus supplement, each Canadian purchaser hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only.

Par la réception de ce document, chaque acheteur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), has not made and will not make an offer of Bonds to the public which are the subject of the offering contemplated by this prospectus supplement in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the Republic for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Bonds shall require the Republic or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Bonds to the public” in relation to any Bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Bonds to be offered so as to enable an investor to decide to purchase or subscribe the Bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended or superseded, including by Regulation (EU) 2017/1129 (effective July 21, 2019)), and includes any relevant implementing measure in the Relevant Member State.

Hong Kong

Each underwriter:

(a)

has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Bonds other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b)

has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Bonds, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Italy

No prospectus has been nor will be published in Italy in connection with the offering of the Bonds and such offering has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Societa e la Borsa, the “CONSOB”) pursuant to Italian securities legislation. Accordingly, the Bonds may not and will not be offered, sold or delivered, nor may copies of this prospectus supplement or any other documents relating to the Bonds (the “Offer Materials”) be distributed in Italy, in an offer to the public of financial products under the meaning of Article 1, paragraph 1, letter t) of the Italian Legislative Decree No. 58 of February 24, 1998 as amended (the “Consolidated Financial Act”) unless an exception applies. Therefore, the Bonds may only be offered, transferred or delivered, and copies of Offer Materials may only be distributed, within the territory of Italy: (a) to qualified investors (investitori qualificati), as defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of October 29, 2007, as amended (the “Intermediaries Regulation”), pursuant to Article 100, paragraph 1, letter a) of the Consolidated Financial Act and Article 34-ter, paragraph 1, letter b) of CONSOB Regulation No. 11971 of May 14, 1999, as amended (the “Issuers Regulation”); or (b) in any other circumstances where an express exemption from compliance with the restrictions on offers to the public applies, including, without limitation, as provided under Article 100 of the Consolidated Financial Act and Article 34-ter of the Issuers Regulation.

Any offer, sale or delivery of the Bonds or distribution of copies of Offer Materials in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made via investment firms, banks or financial intermediaries authorized to carry out such activities in Italy in accordance with the Consolidated Financial Act, the Issuers Regulation, the Intermediaries Regulation and Italian Legislative Decree No. 385 of September 1, 1993 (the “Consolidated Banking Act”), all as amended; (ii) in compliance with Article 129 of the Consolidated Banking Act, as amended, and the implementing guidelines of the Bank of Italy, as amended, pursuant to which the Bank of Italy may request information on the offering or issue of securities in Italy; and (iii) in compliance with any other applicable laws and regulations, including any conditions, limitations or requirements that may be, from time to time, imposed by the relevant Italian authorities concerning securities, tax matters and exchange controls.

Any investor purchasing the Bonds in an offering is solely responsible for ensuring that any offer or resale of the Bonds it purchases in the offering occurs in compliance with applicable Italian laws and regulations.

The Offer Materials and the information contained therein are intended only for the use of its recipient and, unless in circumstances which are exempted from the rules governing offers of securities to the public pursuant to Article 100 of the Consolidated Financial Act and Article 34-ter of the Issuers Regulation, is not to be distributed, for any reason, to any third party resident or located in Italy. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

Japan

The Bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) and each underwriter has not directly or indirectly offered or sold and will not offer or sell any Bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Act (Act No. 228 of 1949, as amended)), or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus dated March 16, 2018 have not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the underwriters have not offered or sold any Bonds or caused the Bonds to be made the subject of an invitation for subscription or purchase and agree to not offer or sell any Bonds or cause the Bonds to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Bonds, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time) (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the

SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Bonds pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person as defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities- based Derivatives Contracts) Regulations 2018 of Singapore.

Notification under Section 309B(1)(c) of the Securities and Futures Act, Chapter 289 of Singapore – The Bonds are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notices SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

United Kingdom

Each underwriter:

(a)

has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Bonds in circumstances in which Section 21(1) of the FSMA does not apply to the Republic; and

(b)	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Bonds in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the Bonds will be passed upon for the Republic by the Legal Bureau of the Ministry of Finance and Soemadipradja & Taher as to all matters of Indonesian law, and Cleary Gottlieb Steen & Hamilton LLP, special New York counsel to the Republic, as to all matters of U.S. law. Certain legal matters will be passed upon for the underwriters by Allen & Overy (Asia) Pte Ltd, special New York counsel to the underwriters, as to all matters of U.S. law, and Assegaf Hamzah & Partners as to all matters of Indonesian law.

GENERAL INFORMATION

1. The issue of the Bonds has been authorized by the Minister of Finance of the Republic of Indonesia pursuant to the authority conferred upon her by Article 5 of Law No. 24 of 2002 on Government Debt Securities.

The implementation of the Bonds’ authorization has been delegated to the Director General of Budget Financing and Risk Management of the Ministry of Finance pursuant to Minister of Finance Decree No. 510/KMK.01/2018 on Mandates Granted by the Minister of Finance to the Directorate General of Budget Financing and Risk Management for and on behalf of the Minister of Finance to Sign Letters and/or Decrees of the Minister of Finance in connection with the implementation of budget financing and risk management, and Articles 29 and 33 of Minister of Finance Regulation No.137/PMK.08/2013 on the Sale and Repurchase of Government Debt Securities in Foreign Currency in the International Market, as amended by Ministry of Finance Regulation No.264/PMK.08/2015.

2. Other than as disclosed in this prospectus supplement there has been no material adverse change in the financial position or affairs of the Republic since December 31, 2018 and the Republic is not a party in any litigation, arbitration or administrative proceeding that is material in the context of the issue of the Bonds and is not aware of any such litigation, arbitration or administrative proceeding whether pending or threatened.

3. For so long as the Bonds are listed on the SGX-ST and the rules of the SGX-ST so require, the Republic will appoint and maintain a paying agent in Singapore, where the Bonds may be presented or surrendered for payment or redemption in the event any global bonds are exchanged for certificated bonds. In addition, in the event any global bonds are exchanged for certificated bonds, an announcement of such exchange shall be made by or on behalf of the Republic through the SGX-ST. Such announcement shall include all material information with respect to the delivery of the certificated bonds, including details of the paying agent in Singapore.

4. For so long as the Bonds are listed on the SGX-ST and the rules of the SGX-ST so require, the Bonds will be traded on the SGX-ST in a minimum board lot size of S$200,000 or its equivalent in foreign currencies.

5. The 2031 Bonds have been accepted for clearance through Euroclear and Clearstream, Luxembourg. The 2049 Bonds have been accepted for clearance through DTC, Euroclear and Clearstream, Luxembourg. With respect to the 2031 Bonds, the International Securities Identification Number (ISIN) is XS2069959398. With respect to the 2049 Bonds, the CUSIP number is 455780 CN4 and the ISIN is US455780CN45. The legal entity identifier code of the Republic is 529900FWXOGRR7WG5W79.

WHERE YOU CAN FIND MORE INFORMATION

The Republic has filed registration statements relating to its Bonds, including the Bonds offered by this prospectus supplement, and warrants with the SEC under the U.S. Securities Act of 1933, as amended. Neither this prospectus supplement nor the accompanying prospectus contains all of the information described in the registration statements. For further information, you should refer to the registration statements. You can request copies of the registration statements, including its various exhibits, upon payment of a duplicating fee, by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington D.C.:

SEC Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information. These documents are also available to the public from the SEC’s web site at http://www.sec.gov.

Republic of Indonesia

Debt Securities and/or Warrants

The Republic of Indonesia (the “Republic” or “Indonesia”) may from time to time offer and sell its securities, including its debt securities, in amounts, at prices and on terms to be determined at the time of sale and provided in supplements to this prospectus. The Republic may offer debt securities in exchange for other debt securities or that are convertible into new debt securities. The Republic may offer securities having an aggregate principal amount of up to U.S.$10,000,000,000 (or the equivalent in other currencies). The securities will be direct, general, unconditional and unsubordinated obligations of the Republic, for which the full faith and credit of the Republic is pledged. The securities rank and will rank without any preference among themselves and equally with all other unsubordinated public external indebtedness (as defined below) of the Republic. It is understood that this provision shall not be construed so as to require the Republic to make payments under the securities ratably with payments being made under any other public external indebtedness of the Republic.

The indenture under which the debt securities will be issued contains provisions commonly known as “collective action clauses.” Under these provisions, which differ from the terms of the Republic’s public external indebtedness issued prior to January 8, 2015, modifications affecting the reserve matters listed in the indenture, including modifications to payment and other important terms, may be made to a single series of debt securities issued under the indenture with the consent of the holders of 75% of the aggregate principal amount outstanding of that series, and to two or more series of debt securities issued under the indenture either (x) with the consent of holders of 75% of the aggregate principal amount of the outstanding debt securities of all the series affected by the proposed modification (taken in aggregate) if the modification is uniformly applicable; or (y) with the consent of the holders of 66 2/3% of the aggregate principal amount outstanding of all series of debt securities that would be affected and 50% in aggregate principal amount outstanding of each affected series of debt securities.

The Republic may sell the securities directly, through agents designated from time to time or through underwriters. The names of any agents or underwriters will be provided in the applicable prospectus supplement.

This prospectus may not be used to make offers or sales of securities unless accompanied by a supplement. You should read this prospectus and the prospectus supplements carefully. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 16, 2018.

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the securities the Republic may offer under the “shelf” registration statement it has filed with the Securities and Exchange Commission (the “SEC”). Each time the Republic sells securities covered by this prospectus, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information contained in the prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement, together with additional information described below under the heading “Further Information.”

i

ENFORCEMENT

The Republic is a sovereign nation. Consequently, it may be difficult for holders of debt securities to obtain or enforce judgments against the Republic. The Republic has irrevocably waived, to the fullest extent permitted by law, any immunity, including foreign sovereign immunity, from jurisdictions in which it might otherwise be entitled, in any action arising out of or in relation to the debt securities, which may be instituted by the Trustee (as defined herein) or a holder of any debt securities in any New York state or federal court sitting in the Borough of Manhattan, the City of New York.

The Republic’s waiver of immunity is a limited and specific waiver for the purposes of the debt securities and the Indenture (as defined herein) and under no circumstances should it be interpreted as a general waiver by the Republic or a waiver with respect to proceedings unrelated to the debt securities or the Indenture. Furthermore, the Republic specifically does not waive any immunity in respect of:

•	actions brought against the Republic arising out of or based upon U.S. federal or state securities laws;

•	attachment under Indonesian law;

•	present or future “premises of the mission” as defined in the Vienna Convention on Diplomatic Relations signed in 1961;

•	“consular premises” as defined in the Vienna Convention on Consular Relations signed in 1963;

•	any other property or assets used solely or mainly for governmental or public purposes in the Republic or elsewhere;

•	military property or military assets or property or assets of the Republic related thereto; and

•	assets or property forming part of the cultural heritage of the Republic and/or Bank Indonesia.

Because the Republic has not submitted to jurisdiction or waived its sovereign immunity in connection with any action arising out of or based on United States federal or state securities laws, it will not be possible to obtain a judgment in the United States against the Republic based on such laws unless a court were to determine that the Republic is not entitled to sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976 (the Immunities Act) with respect to such actions. The Republic may assert immunity to such actions or with respect to the property or assets described above. Investors may have difficulty making any claims based upon such securities laws or enforcing judgments against the property or assets described above.

The Republic has appointed the Chief Representative of Bank Indonesia New York as its authorized agent upon whom process may be served in any action arising out of or based on the debt securities. Such appointment is irrevocable until all amounts in respect of the principal and interest, due or to become due on or in respect of the debt securities, have been paid by the Republic to the Trustee or the Paying Agent or unless and until a successor has been appointed as the Republic’s authorized agent. The Republic has agreed that it will at all times maintain an authorized agent to receive such service, as provided above. The Chief Representative of Bank Indonesia is not the agent for receipt of service of process for actions under the United States federal or state securities laws.

The Republic is subject to suit in competent courts in Indonesia. However, the Law on State Treasury (Law No. 1 of 2004, dated January 14, 2004) prohibits the seizure or attachment of property or assets owned by the Republic. Furthermore, a judgment of a non-Indonesian court will not be enforceable by the courts of Indonesia, although such a judgment may be admissible as evidence in a proceeding on the underlying claim in an Indonesian court. Re-examination of the underlying claim de novo would be required before the Indonesian court.

FORWARD-LOOKING STATEMENTS

Forward-looking statements are statements that are not about historical facts, including statements about Indonesia’s beliefs and expectations. These statements are based on current plans, estimates and projections, and therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Some of the statements contained in (i) this prospectus, (ii) any prospectus supplement, (iii) any pricing supplement to a prospectus supplement and (iv) the documents incorporated by reference in this prospectus, any prospectus supplement or any pricing supplement are forward looking. They include statements concerning, among others:

•	the Republic’s economic, business and political conditions and prospects;

•	the Republic’s financial stability;

•	the depreciation or appreciation of the Rupiah;

•	changes in interest rates; and

•	governmental, statutory, regulatory or administrative initiatives.

The Republic undertakes no obligation to update publicly any of them in light of new information or future events, including changes in Indonesia’s economic policy or budgeted expenditures, or to reflect the occurrence of unanticipated events.

Forward-looking statements involve inherent risks and uncertainties. The Republic cautions you that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. These factors include, but are not limited to:

•

adverse external factors, such as high international interest rates and recession or low growth in the Republic’s trading partners. High international interest rates could increase the Republic’s current account deficit and budgetary expenditures. Recession or low growth in the Republic’s trading partners could lead to fewer exports from the Republic and, indirectly, lower growth in the Republic;

•

instability or volatility in the international financial markets. This could lead to domestic volatility, making it more difficult for the Government to achieve its macroeconomic goals. This could also lead to declines in foreign direct and portfolio investment inflows;

•

adverse domestic factors, such as a decline in domestic savings and investment, increases in domestic inflation, high domestic interest rates and exchange rate volatility. Each of these factors could lead to lower growth or lower international reserves; and

•

other adverse factors, such as adverse oil price movements, climatic or seismic events, international or domestic hostilities, political uncertainty and delays in implementing and realizing infrastructure projects and economic policies.

DATA DISSEMINATION

Indonesia subscribes to the IMF’s Special Data Dissemination Standard, which is designed to improve the timeliness and quality of information of subscribing member countries. This standard requires subscribing member countries to provide schedules, referred to as the “Advance Release Calendar”, indicating, in advance, the date on which data will be released. For Indonesia, precise dates or “no-later-than-dates” for the release of data are disseminated three months in advance through the Advance Release Calendar, which is published on the Internet under the IMF’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the IMF’s Dissemination Standards Bulletin Board. The internet website for Indonesia’s Advance Release Calendar and metadata is located at http://dsbb.imf.org/Pages/SDDS/ARCCtyCtgList.aspx?ctycode=IDN. Neither Indonesia nor any agents or underwriters acting on behalf of Indonesia in connection with the offer and sale of securities, as contemplated in this prospectus, accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, the Republic will use the net proceeds from the sale of the debt securities for the general purposes of the Republic, including to partially fund its general financing requirements.

DESCRIPTION OF THE SECURITIES

This prospectus provides a general description of the debt securities and warrants that the Republic may offer. Each time the Republic offers securities, the Republic will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the updated information in the prospectus supplement.

This section of this prospectus is only a summary of the material provisions of the debt securities and the Indenture and it does not contain all of the information that may be important to you as a potential investor in the debt securities. The Republic urges you to read the Indenture for a complete description of its obligations and your rights as a holder of the debt securities. Copies of the Indenture are available for inspection free of charge at the corporate trust office of the Trustee.

Debt Securities

The debt securities will be issued pursuant to the Indenture dated as of December 11, 2017 between the Republic, Bank Indonesia, The Bank of New York Mellon, as trustee, and other parties named therein (as amended from time to time, the “Indenture”). The Republic has filed the Indenture and forms of debt securities with the Securities and Exchange Commission (“SEC”). the following description summarizes some of the terms of the debt securities and the Indenture.

General Terms

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities of that series. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates

•	the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and record dates for interest payment dates;

•	the form of debt security (global or certificated);

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow the Republic to redeem the debt securities at its option;

•	any provisions that entitle the holders to repayment at their option;

•	the currency in which the debt securities are denominated and the currency in which the Republic will take payments;

•	the authorized denominations;

•	a description of any index the Republic will use to determine the amount of principal or any premium or interest payments; and

•	any other terms that do not conflict with the provisions of the Indenture.

The Republic may issue debt securities in exchange for other debt securities or that are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security for which it will be exchangeable or to which it will be converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

The Republic may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The Republic may also issue debt securities that have floating rates of interest but are exchangeable for fixed rate debt securities. The Republic will describe the applicable U.S. federal income tax consequences that may be associated with an investment in a series of debt securities and other relevant considerations in the prospectus supplements for these offerings.

The Republic is not required to issue all of its debt securities under the Indenture and this prospectus, but instead may issue debt securities other than those described in this prospectus under other indentures and documentation. That documentation may contain different terms from those included in the Indenture and described in this prospectus.

Status

The debt securities will be direct, general, unconditional and unsubordinated obligations of the Republic, for which the full faith and credit of the Republic is pledged. The debt securities will rank without any preference among themselves and equally with all other unsubordinated Public External Indebtedness (as defined below) of the Republic. It is understood that this provision shall not be construed so as to require the Republic to make payments under the debt securities ratably with payments being made under any other Public External Indebtedness.

Payment of Principal and Interest

The Republic will make payments to the registered holders of the debt securities. While the debt securities are held in global form, holders of beneficial interests in the debt securities will be paid in accordance with the procedures of the relevant clearing system and its direct participants, if applicable. Neither the Republic nor the Trustee nor any Agent shall have any responsibility or liability for any aspect of the records of, or payment made by the relevant clearing system or its direct participants in making payments to holders of the debt securities from the funds they receive.

For purposes of this section, “Business Day” means any day except Saturday, Sunday or any other on which commercial banks in New York City, Jakarta, or the city where the relevant paying or transfer agent is located are authorized or obligated by law, regulation or executive order to be closed. In any case where the date of payment of the principal, interest or premium, if any, on the debt securities is not a Business Day, then such payment will be made on the next succeeding Business Day, and no interest on the debt securities will accrue as a result of the delay in payment.

If the money that the Republic pays to the Trustee or to any paying agent appointed by the Trustee at the expense of the Republic to make payments on any debt securities is not claimed at the end of one year after the applicable payment was due and payable, then the money will be repaid to the Republic on the Republic’s written request. The Republic will hold such unclaimed money in trust for the relevant holders of those debt securities. After any such repayment, neither the Trustee nor any paying agent will be liable for the payment. However, the Republic’s obligations to make payments on the debt securities as they become due will not be affected until the expiration of the prescription period, if any, specified in the debt securities. See “— Prescription” below.

If the Republic at any time defaults in the payment of any principal of, or interest on, the debt securities, the Republic will pay interest on the amount in default (to the extent permitted by law) calculated, for each day until paid, at the rate or rates specified in such debt securities.

Additional Amounts

The Republic will make all principal and interest payments on the debt securities, to the extent permitted by law, without withholding or deducting any present or future taxes, levies, imposts, duties, assessments or other charges of whatever nature imposed by the Republic or any of its political subdivisions (“Indonesian Taxes”). If Indonesian law requires the Republic to withhold or deduct any Indonesian Taxes, the Republic will pay the holders of debt securities such additional amounts (“Additional Amounts”) necessary to ensure that they receive the same amount as they would have received without any withholding or deduction. The Republic will not, however, pay any Additional Amounts in connection with any Indonesian Taxes that are imposed due to any of the following:

i.	the holder has or had some connection with the Republic other than merely owning or holding the debt securities or receiving principal and interest payments on the debt securities;

ii.	any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or other governmental charge;

iii.

any tax, assessment or other governmental charge that would not have been imposed but for the failure of a holder or beneficial owner of a debt security to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Republic of such holder or beneficial owner or other person, if compliance with the requirement is a precondition to exemption from all or any portion of such withholding or deduction, provided that (a) the Republic or the Republic’s agent has notified the holders of such certification, identification or other reporting requirement at least 15 days before the applicable payment date and (b) in no event shall such holder’s or beneficial owner’s or other person’s obligation to satisfy such a requirement require such holder or beneficial owner or other person to provide any materially more onerous information, documents or other evidence than would be required to be provided had such holder or beneficial owner or other person been required to file Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, W-8EXP and/or W-8IMY;

iv.

the holder has failed to present any such debt securities for payment (where such presentment is required) within 30 days after the date on which such payment has been made available to the holder except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting such debt security for payment on the last of such 30 days;

v.

any tax, assessment or other governmental charge that would not have been imposed but for the failure by a holder or beneficial owner (or any financial institution through which the holder or beneficial owner holds any debt securities or through which payment on the debt securities is made) to comply with any certification, information, identification, documentation or other reporting requirements (including entering into and complying with an agreement with the Internal Revenue Service) imposed pursuant to, or under an intergovernmental agreement entered into between the United States and the government of another country in order to implement the requirements of, Sections 1471 through 1474 of the Internal Revenue Code as in effect on the date of issuance of the debt securities or any successor or amended version of these provisions, to the extent such successor or amended version is not materially more onerous than these provisions as enacted on such date; or

vi.

the holder is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder.

Any reference to “principal” or “interest” on the debt securities includes any Additional Amounts which may be payable on the debt securities.

The Republic will pay any present or future stamp, court or documentary taxes or any excise or property taxes, charges or similar levies which arise in the Republic or any political subdivision thereof or taxing authority thereof or therein in respect of the creation, issue, execution, delivery or registration of the debt securities or any other document or instrument referred to therein.

Unless the context requires otherwise, any references in this prospectus to principal or interest on the debt securities will include additional amounts payable by the Republic in respect of such principal or interest.

Negative Pledge

So long as any of the debt securities remains outstanding, the Republic will not create or permit the creation of any mortgage, charge, lien, pledge or any other security interest on any of its present or future assets or revenues, or any part thereof, to secure any Public External Indebtedness (as defined below), unless the Republic shall procure that all amounts payable under the debt securities are secured equally and ratably.

“Indebtedness” means any indebtedness for money borrowed or any guarantee of indebtedness for money borrowed which is issued by and in the name of the Republic and is backed by the full faith and credit of the Republic. As used in the preceding sentence, money borrowed “by and in the name of the Republic” shall not include the borrowings of any state-owned-enterprises or other agency, authority, department or instrumentality which under the laws of the Republic constitutes a juridical entity or statutory body separate from the Republic so long as such Indebtedness does not carry the full faith and credit of the Republic.

“External Indebtedness” means Indebtedness which is denominated or payable by its terms in, or at the option of the holder thereof payable in, a currency or currencies other than the lawful currency of the Republic.

“Public External Indebtedness” means External Indebtedness which (i) is publicly issued or privately placed in the capital markets, (ii) is in the form of, or represented by, bonds, debentures, notes or other similar instruments or book entries and (iii) is, or is eligible to be, quoted, listed or ordinarily purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market.

“Security Interest” means any security interest, lien, pledge, mortgage, deed of trust, charge or other encumbrance, security interest or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from the proceeds of any assets or revenues of any kind whether in effect on the date the Indenture becomes effective or at any time thereafter.

Notwithstanding the above, the Republic may create or permit the creation of any Security Interests:

1.

securing Public External Indebtedness incurred, assumed or guaranteed by the Republic solely to finance or refinance the acquisition, construction or development of the property over which such Security Interest has been created or permitted to be created, provided that such Security Interest does not extend to any other property of the Republic; however, in the case of construction, the Security Interest may extend to: unimproved real property for the construction, any trust account into which the proceeds of the offering creating such Public External Indebtedness may be temporarily deposited pending use in the construction, and the revenues to be generated by the operation of, or loss or damage to, the property to be constructed;

2.

existing on any property or asset at the time of its acquisition (or arising after its acquisition pursuant to an agreement entered into prior to, and not in contemplation of, such acquisition), and extensions and renewals of such Security Interest limited to the original property or asset covered thereby and securing any extension or renewal of the original secured financing;

3.

arising out of the renewal, extension or replacement of any indebtedness permitted under paragraph 2 above; provided, however, that the principal amount of such Public External Indebtedness is not increased;

4.	arising in the ordinary course of borrowing activities of the Republic to secure Public External Indebtedness with a maturity of one year or less;

5.	in existence as of the date of the issuance of the debt securities;

6.	pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings which proceedings are being contested in good faith; or

7.	arising by operation of law, provided that any such Security Interest is not created or permitted to be created by the Republic for the purpose of securing any Public External Indebtedness.

Events of Default

Each of the following events will constitute an Event of Default under any series of debt securities:

i.	the Republic defaults in any payment of the principal of or interest on any of the debt securities and such default is not cured within 30 days;

ii.

the Republic defaults in the performance of any other covenant in the debt securities and such default continues for a period of 60 days after written notice thereof has been given to the Republic by holders representing at least 10% of the aggregate principal amount of the debt securities outstanding;

iii.

any Public External Indebtedness in a principal amount in excess of U.S.$50,000,000 (or the equivalent amount thereof in any other currency) is accelerated (other than by optional or mandatory prepayment or redemption);

iv.

the Republic defaults in the payment of principal or interest in excess of U.S.$50,000,000 (or the equivalent amount thereof in any other currency) payable (whether upon maturity, acceleration or otherwise) in connection with Public External Indebtedness beyond any applicable grace and waiver periods and such default shall not have been cured or waived within 30 days after written notice thereof has been given to the Republic pursuant to the Indenture by any holder; or

v.	the Republic declares a moratorium with respect to the payment of principal of or interest on any Public External Indebtedness.

If an Event of Default under the debt securities shall have occurred and be continuing then in each and every such case, upon notice in writing by the holders (the “Demanding Holders”) (acting individually or together) of not less than 25% of the aggregate outstanding principal amount of the debt securities to the Republic, with a copy to the Trustee, of any such Event of Default and its continuance, the Demanding Holders may, and the Trustee at the written request of such holders shall (subject to receiving indemnity and/or security to its satisfaction), declare the principal amount of all the debt securities due and payable immediately, and the same shall become and shall be due and payable upon the date that such written notice is received by or on behalf of the Republic, unless prior to receiving such notice all Events of Default in respect of all the debt securities shall have been cured or waived; provided that if, at any time after the principal of the debt securities shall have been so declared due and payable, and before the sale of any property pursuant to any judgment or decree for the payment of monies due which shall have been obtained or entered in connection with the debt securities, the Republic shall pay or shall deposit (or cause to be paid or deposited) with the Trustee or Paying Agent a sum sufficient to pay all matured installments of interest and principal upon all the debt securities which shall have become due otherwise than solely by acceleration (with interest on overdue installments of interest, to the extent permitted by law, and on such principal of each debt security at the rate of interest specified herein, to the date of such payment of interest or principal) and such amount as shall be sufficient to cover the fees and reasonably incurred expenses of the Trustee, including, without limitation, the fees and expenses of its counsel, and if any and all Events of Default hereunder, other than the nonpayment of the principal of the debt securities which shall have become due solely by acceleration, shall have been cured, waived or otherwise remedied as provided herein, then, and in every such case, the holders of more than 50% in aggregate principal amount of the debt securities then outstanding, by written notice to the Republic and to the Trustee, may, on behalf of all of the holders, waive all defaults and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default, or shall impair any right consequent thereon.

Notwithstanding the foregoing, in the case of an Event of Default specified in (ii) above, the principal amount of and the accrued interest on the debt securities may only be declared immediately due and payable if such event is materially prejudicial to the interests of the holders of debt securities.

Purchases of Debt Securities by the Republic

The Republic may at any time purchase or acquire any of the debt securities in any manner and at any price in the open market. The debt securities which are purchased or acquired by the Republic may, at the Republic’s discretion, be held, resold or surrendered to the Registrar for cancellation.

Enforcement

Except as provided in Section 4.7 of the Indenture, no holder of any debt securities shall have any right by virtue of or by availing itself of any provision of the Indenture or the debt securities to institute any suit, action or proceeding in equity or at law upon or under or with respect to the Indenture or the debt securities, or for any other remedy hereunder or under the debt securities, unless (a) such holder previously shall have given to the Trustee written notice of default and of the continuance thereof with respect to the debt securities, (b) the holders of not less than 25% in aggregate principal amount outstanding of the debt securities shall have made written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have provided to the Trustee such indemnity and/or other security to its satisfaction as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and (c) the Trustee for 60 days after its receipt of such notice, request and provision of indemnity and/or other security shall have failed to institute any such action, suit or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 4.9 of the Indenture, it being understood and intended, and being expressly covenanted by every holder of debt securities with every other holder of debt securities and the Trustee, that no one or more holder shall have any right in any manner whatsoever by virtue or by availing itself of any provision of the Indenture or of the debt securities to affect, disturb or prejudice the rights of any other holder of debt securities or to obtain priority over or preference to any other such holder, or to enforce any right under the Indenture or under the debt securities, except in the manner herein provided and for the equal, ratable and common benefit of all holders. For the protection and enforcement of this “Enforcement” section, each and every holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Meeting, Amendments and Waivers — Collective Action

The Republic may call a meeting of holders of any series of the debt securities at any time regarding the Indenture. The Republic will determine the time and place of the meeting and will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, the Republic or the Trustee will call a meeting of holders of a series of the debt securities if at least 10% in aggregate principal amount of such debt securities have delivered a written request to the Republic or the Trustee (with a copy to the Republic) setting forth the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, the Republic will notify the Trustee and the Trustee will notify the holders of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notice is given.

Only holders of the debt securities and their proxies are entitled to vote at a meeting of holders. The Republic will set the procedures governing the conduct of the meeting and if additional procedures are required, the Republic will consult with the Trustee to establish such procedures as are customary in the market.

Modifications may also be approved by holders of the debt securities pursuant to written action with the consent of the requisite percentage of the debt securities of the relevant series. The Republic will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by the Republic.

The holders of a series of the debt securities may generally approve any proposal by the Republic to modify or take action with respect to any Non-Reserved Matter (as defined below) relating to the Indenture or the terms of such debt securities with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders of any series of debt securities issued under the Indenture may approve, by vote or consent through one of three modification methods, any modification, amendment, supplement or waiver (each, a “Modification”) proposed by the Republic that would do any of the following (such subjects referred to as “Reserved Matter Modification”) with respect to such series of debt securities:

•	change the date on which any amount is payable;

•	reduce the principal amount (other than in accordance with the express terms of the debt securities of that series and the Indenture);

•	reduce the interest rate;

•	change the method used to calculate any amount payable (other than in accordance with the express terms of the debt securities and the Indenture);

•	change the currency or place of payment of any amount payable;

•

permit early redemption of the debt securities of a series, or if early redemption is already permitted, set a redemption date earlier than the date previously specified or reduce the redemption price;

•	modify the Republic’s obligation to make any payments (including any redemption price therefor);

•	change the identity of the obligor;

•

change the definition of “Outstanding” or the percentage of affirmative votes or written consents, as the case may be, required for the taking of any action pursuant to Section 11.4, Section 11.5 and Section 11.6 of the Indenture;

•	change the definition of “Uniformly Applicable” or “Reserve Matter Modification”;

•

authorize the Trustee, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of the Republic or any other person;

•

change the legal ranking, governing law, submission to jurisdiction, the Republic’s obligation to appoint and maintain an agent for service of process or waiver of immunities provisions of the terms of such debt securities.

A Reserved Matter Modification, including the payment terms of any series of the debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent:

•	in the case of a proposed modification to a single series of the debt securities, the holders of more than 75% of the aggregate principal amount of that series;

•

where such proposed modification would affect the outstanding debt securities of any two or more series, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

•

where such proposed modification would affect the outstanding debt securities of any two or more series issued under the Indenture, whether or not the “uniformly applicable” requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

Any modification consented to or approved by the holders of debt securities pursuant to the above provisions will be conclusive and binding on all holders of the relevant series of debt securities or all holders of all series of debt securities affected by a cross-series modification, as the case may be, whether or not they have given such consent or approval, and on all future holders of those debt securities whether or not notation of such modification is made upon the debt securities. Any instrument given by or on behalf of any holder of a debt security in connection with any consent to or approval of any such modification will be conclusive and binding on all subsequent holders of that debt security.

For so long as any series of Existing Debt Securities (as defined below) are outstanding, if the Republic certifies to the Trustee and to the trustee under the applicable Existing Indenture (for the benefit of the holders of the affected Existing Debt Securities) that a cross series modification is being sought simultaneously with an Existing Indenture Reserve Matter Modification (as defined below), the Existing Debt Securities affected by such Existing Indenture Reserve Matter Modification shall be treated as “Series affected by that proposed Modification” as that phrase is used in the Indenture; provided that if the Republic seeks a cross-series modification with single aggregated voting, in determining whether such Modification will be considered Uniformly Applicable, the holders of any series of Existing Debt Securities affected by the Existing Indenture Reserve Matter Modification shall be deemed “Holders of debt securities of all Series affected by that Modification,” for the purpose of the Uniformly Applicable definition. It is the intention of this clause that in respect of any cross-series modification, the votes of the holders of the affected Existing Debt Securities be counted for purposes of the voting thresholds specified in the Indenture for the applicable cross series modification as though those Existing Debt Securities had been affected by that cross series modification, although it is acknowledged and agreed that the effectiveness of any Modification, as it relates to the affected Existing Debt Securities, shall be governed exclusively by the terms and conditions of those Existing Debt Securities and by the applicable Existing Indenture; provided, however, that no such Modification as to the debt securities will be effective unless such Modification shall have also been adopted or deemed adopted by the holders of the affected Existing Debt Securities pursuant to the amendment and modification provisions of such Existing Debt Securities.

“Existing Debt Securities” means any of the 2004 Debt Securities, 2009 Debt Securities, 2010 Debt Securities, 2014 Debt Securities or 2015 Debt Securities, as applicable;

“Existing Indenture” means any of the 2004 Indenture, 2009 Indenture, 2010 Indenture, 2014 Indenture, 2015 Indenture or 2015 December Indenture, as applicable;

“Existing Indenture Reserve Matter Modification” means any modification to the terms and conditions of one or more series of the Existing Debt Securities, pursuant to Clauses 12.2.2 and 12.4 of the 2009 Indenture or Clauses 12.2.2 and 12.10 of the 2015 Indenture, as applicable;

“2004 Debt Securities” means debt securities authenticated and delivered under the 2004 Indenture;

“2009 Debt Securities” means debt securities authenticated and delivered under the 2009 Indenture;

“2010 Debt Securities” means debt securities authenticated and delivered under the 2010 Indenture;

“2014 Debt Securities” means debt securities authenticated and delivered under the 2014 Indenture;

“2015 Debt Securities” means debt securities authenticated and delivered under the 2015 Indenture;

“2015 December Debt Securities” means debt securities authenticated and delivered under the 2015 December Indenture;

“2004 Indenture” means the indenture dated as of March 10, 2004 between the Republic of Indonesia, as issuer, and The Bank of New York Mellon (formerly, The Bank of New York), as trustee;

“2009 Indenture” means the indenture dated as of January 28, 2009 between the Republic of Indonesia, as issuer, and The Bank of New York Mellon, as trustee;

“2010 Indenture” means the indenture dated as of January 28, 2009 between the Republic of Indonesia, as issuer, and The Bank of New York Mellon, as trustee, as amended by the first supplemental indenture dated as of January 5, 2010;

“2014 Indenture” means the indenture dated as of January 28, 2009 between the Republic of Indonesia, as issuer, and The Bank of New York Mellon, as trustee, as amended by the first supplemental indenture dated as of January 5, 2010 and second supplemental indenture dated as of June 21, 2014;

“2015 Indenture” means the indenture dated as of January 28, 2009 between the Republic of Indonesia, as issuer, and The Bank of New York Mellon, as trustee, as amended by the first supplemental indenture dated as of January 5, 2010, second supplemental indenture dated as of June 21, 2014 and third supplemental indenture dated as of January 8, 2015; and

“2015 December Indenture” means the indenture dated as of January 28, 2009 between the Republic of Indonesia, as issuer, and The Bank of New York Mellon, as trustee, as amended by the first supplemental indenture dated as of January 5, 2010, second supplemental indenture dated as of June 21, 2014, third supplemental indenture dated as of January 8, 2015 and fourth supplemental indenture dated as of December 1, 2015.

The Republic may select, in its discretion, any modification method for a Reserved Matter Modification in accordance with the Indenture and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

“Non-Reserved Matter Modification,” as referred to above, means a Modification other than a Modification constituting a Reserved Matter.

“Uniformly Applicable,” as referred to above, means a Modification by which (A) Holders of debt securities of all Series affected by that Modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a Modification will not be considered to be Uniformly Applicable if each exchanging, converting or substituting Holder of debt securities of any Series affected by that Modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting Holder of debt securities of any Series affected by that Modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting Holder of debt securities of any Series affected by that Modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting Holder of debt securities of any Series affected by that Modification electing the same option under such menu of instruments).

Before soliciting any consent or vote of any holder of a series of the debt securities for any change to a Reserved Matter, the Republic will provide the following information to the Trustee for distribution to the holders of such debt securities:

•

a description of the Republic’s economic and financial circumstances that are, in the Republic’s opinion, relevant to the request for the proposed Modification, a description of the Republic’s existing debts and a description of any broad policy reform program and provisional macroeconomic outlook;

•

if the Republic shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•

a description of the Republic’s proposed treatment of foreign debt instruments that are not affected by the proposed Modification and its intentions with respect to any other major creditor groups; and

•	if the Republic is then seeking a Reserve Matter Modification affecting any other series of debt securities, a description of that proposed Modification.

In determining whether the holders of the requisite principal amount of debt securities outstanding have taken any action or instruction under the Indenture or the debt securities, a debt security will be disregarded and deemed not to be outstanding, and may not be counted in a vote or consent solicitation for or against a proposed Modification, if on the record date for the proposed Modification or other action or instruction hereunder, the debt security is held by the Republic or by a Public Sector Instrumentality, or by a corporation, trust or other legal entity that is controlled by the Republic or a Public Sector Instrumentality, except that (x) debt securities held by the Republic or any Public Sector Instrumentality or any corporation, trust or other legal entity controlled by the Republic or by a Public Sector Instrumentality that have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not the Republic, a Public Sector Instrumentality or a corporation, trust or other legal entity that is controlled by the Republic or a Public Sector Instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the Trustee in accordance with such advice, and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information that is in the possession of the Trustee, upon the certificate, statement or opinion of or representations by the Trustee; and (y) in determining whether the Trustee will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the Trustee has received an officer’s certificate will be so disregarded.

As used in the preceding paragraph, “Public Sector Instrumentality” means any department, ministry or agency of the central Government of the Republic, Bank Indonesia or a corporation, trust or other legal entity that is controlled by the central government of the Republic or by a Public Sector Instrumentality if the Republic or any of the foregoing has the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or to elect or to appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Other Amendments

The Republic and the Trustee may, without the vote or consent of any holder of the debt securities, amend the Indenture or such debt securities for the purposes of:

•	adding covenants by the Republic for the benefit of the holders;

•	surrendering any of the Republic’s right or powers with respect to the debt securities of that series;

•	securing the debt securities of that series;

•	curing any ambiguity or curing, correcting or supplementing any provision which may be defective or inconsistent with any other provision.

Further Issues

The Republic may from time to time, without the consent of holders of the debt securities, create and issue additional debt securities having the same terms as the debt securities in all respects, except for issue date, issue price, original interest accrual date and the first interest payment on the debt securities; provided, however, that any additional debt securities subsequently issued shall be issued, for U.S. federal income tax purposes, either (a) as part of the “same issue” as the debt securities, or (b) in a “qualified reopening” of the debt securities, unless such additional debt securities have a separate CUSIP, ISIN or other identifying number from the previously outstanding debt securities. Such additional debt securities will be consolidated with and will form a single series with the previously outstanding debt securities.

Warrants

If the Republic issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are registered with the SEC, the Republic will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

The Republic may issue warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement between the Republic and a bank or trust company, as warrant agent. The applicable prospectus supplement will include some or all of the following specific terms relating to the warrants:

•	the initial offering price;

•	the currency you must use to purchase the warrants;

•	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•	the exercise price or ratio;

•	the procedures of, and conditions to, exercise the warrants;

•	the date or dates on which you must exercise the warrants;

•	whether and under what conditions the Republic may cancel the warrants;

•	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with the warrants will trade separately;

•	the form of the warrants (global or certificated and registered), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special considerations regarding federal income tax in the United States or other countries; and

•	any other terms of the warrants.

The warrants will constitute direct, general, unconditional and unsubordinated obligations of the Republic and do not constitute indebtedness of the Republic.

Global Securities

DTC, Euroclear, and Clearstream, Luxembourg, are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither the Republic nor the

Trustee nor any Agent will be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures. Additionally, neither the Republic nor the Trustee nor any Agent will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

The warrants or debt securities will initially be issued to investors in global form, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of debt securities. The Republic refers to the intangible debt securities represented by a global security as “book-entry” securities.

The Republic will deposit any global security it issues with a clearing system or its nominee. The global security will be registered in the name of the clearing system or its nominee or the common depositary. Unless a global security is exchanged for certificated securities, as discussed below under “— Certificated Securities,” it may not be transferred, except as a whole among the clearing system, its nominees or common depositaries and their successors. Clearing systems include DTC in the United States and Euroclear and Clearstream in Europe.

Clearing systems process the clearance and settlement of book-entry securities for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold book-entry securities through participants in any of these systems, subject to applicable securities laws.

If you wish to purchase book-entry securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase book-entry securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant.

When you hold securities in this manner, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of the Republic run only to the registered owner of the global security, which will be the relevant clearing system or its nominee or common depositary. For example, once the Republic arranges for payments to be made to the registered holder, the Republic will no longer be liable for the amounts so paid on the security, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from the Republic to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of a security is entitled to take, then the clearing system would authorize the participant through which you hold your book-entry securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions. The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of the Republic.

As an owner of book-entry securities represented by a global security, you will also be subject to the following restrictions:

•

you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name, except under the circumstances described below under “— Certificated Securities”;

•	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form;

•

you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective; and

•

none of the Republic, the Trustee, any paying agent, any registrar or any agent of the Republic or the Trustee shall have any responsibility or obligation to any beneficial owner in a global security, or participant or other person with respect to the accuracy of the records of the relevant clearing system or its nominee or common depositary, with respect to any ownership interest in the securities or with respect to the delivery to any participant, beneficial owner or other person of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such securities. All notices and communications to be given to the holders and all payments to be made to holders under the securities and the Indenture will be given or made only to or upon the order of the registered holders (which shall be the relevant clearing system or its nominee or common depositary in the case of the global security). The rights of beneficial owners in the global security shall be exercised only through the relevant clearing system or its nominee or common depositary subject to the applicable procedures. The Republic, the Trustee, any paying agent, any registrar and any agent of the Republic or the Trustee shall be entitled to rely and shall be fully protected in relying upon information furnished by the relevant clearing system or its nominee or common depositary with respect to its members, participants and any beneficial owners. The Republic, the Trustee, any paying agent, any registrar and any agent of the Republic or the Trustee shall be entitled to deal with the relevant clearing system or its nominee or common depositary, that is the registered holder of any global security for all purposes relating to such global security (including the payment of principal, premium, if any, and interest and additional amounts, if any, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such global security) as the sole holder of such global security and shall have no obligations to the beneficial owners thereof. None of the Republic, the Trustee, any paying agent, any registrar or any agent of the Republic or the Trustee shall have any responsibility or liability for any acts or omissions of the relevant clearing system or its nominee or common depositary with respect to such global security, for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such global security, for any transactions between the relevant clearing system or its nominee or common depositary and any participant or between or among the relevant clearing system or its nominee or common depositary, any such participant and/or any holder or owner of a beneficial interest in such global security, or for any transfers of beneficial interests in any such global security.

The Clearing Systems

The following description reflects the Republic’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg. The Republic has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream, Luxembourg. These systems could change their rules and procedures at any time, and the Republic takes no responsibility for their actions.

It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.

When book-entry securities are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the securities and make payment for them. On the closing date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day, European time, after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

When book-entry securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the book-entry securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

The Republic will issue debt securities in certificate registered form only if:

•

the depositary notifies the Republic that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or, in the case of DTC, ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Bank Indonesia does not appoint a successor depositary or clearing agency within 90 days;

•	The Republic decides it no longer wishes to have all or part of the debt securities represented by a global security.

If a physical or certificated security becomes mutilated, defaced, destroyed, lost or stolen, the Republic may execute, and the Trustee or the Registrar shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to the Republic and to the Trustee an indemnity under which it will agree to pay the Republic, the Trustee and any of their respective agents for any losses they may suffer relating to the security that was mutilated, defaced, destroyed, lost or stolen. The Republic and the Trustee (or the Registrar) may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen security.

If the Republic issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the Registrar as specified in the Indenture in New York City, or at the office of any paying agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

The Republic will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. The Republic may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The Registrar may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment of principal of, or premium or interest on the securities.

Trustee

The Indenture establishes the obligations and duties of the Trustee, the right to indemnification of the Trustee and the liability and responsibility, including limitations, for actions that the Trustee takes. The Trustee is entitled to enter into business transactions with the Republic or any of its affiliates without accounting for any profit resulting from these transactions.

Paying Agents, Transfer Agents, Registrar

The Bank of New York Mellon, The Bank of New York Mellon SA/NV, Luxembourg Branch and The Bank of New York Mellon, London Branch will be appointed as the paying agents, transfer agents and registrar. Bank Indonesia may at any time appoint additional or other paying agents, transfer agents and, in respect of registered debt securities, registrars and terminate the appointment of those or any paying agents, transfer agents and registrar, provided that while the debt securities are outstanding Bank Indonesia will (i) in the case of debt securities which are specified to be held through Euroclear and/or Clearstream, maintain a transfer agent and registrar in Luxembourg and a paying agent in the City of London, England and (ii) in the case of debt securities which are specified to be held through DTC, maintain a transfer agent, registrar and paying agent in The City of New York. If the relevant debt securities are listed on the Singapore Stock Exchange and the rules of such exchange so require, Bank Indonesia will maintain a paying agent in Singapore.

Notices

The Republic will mail any notices to the holders of the certificated securities at their registered addresses as reflected in the register maintained by the Registrar. The Republic will consider any mailed notice to have been given five Business Days after it has been sent. The Republic will give notices to the holders of a global security in accordance with the procedures and practices of the depositary and such notices shall be deemed given upon actual receipt thereof by the depositary. The Republic will also publish notices to the holders if and so long as the debt securities are listed on the SGX-ST and the rules of such exchange so require, in a leading newspaper having general circulation in Singapore (which is expected to be the Business Times). If publication in a leading newspaper in Singapore is not practicable, the Republic will have validly given notice if it gives notice in accordance with the rules of the exchange on which the debt securities are listed. The Republic will consider any published notice to be given on the date of its first publication.

Prescription

Claims against the Republic for the payment of principal, interest, premium, if any, or other amounts due on the debt securities will be prescribed unless made within five years, with respect to principal, and two years, with respect to interest, premium, if any, or other amounts due on the debt securities, in each case from the date on which such payment first became due.

Governing Law and Jurisdiction

The Indenture and the debt securities will be governed by and construed in accordance with the law of the State of New York without regard to any conflicts of laws principles thereof that would require the application of the laws of a jurisdiction other than the State of New York, except for the Republic’s authorization and execution, which shall be governed by and interpreted in accordance with the laws of the Republic.

The Republic will irrevocably submit to the jurisdiction of any federal court in the Southern District of New York or any state court in the Borough of Manhattan, The City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the debt securities, and the Republic will irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court. The Republic will irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right of jurisdiction in such action or proceeding on account of the place of residence or domicile of the Republic. The Republic has appointed the Chief Representative of Bank Indonesia New York in The City of New York as its authorized agent (the “Process Agent”) upon which process may be served in any action by the Trustee or a holder arising out of or based on the debt securities or the Indenture which may be instituted in any federal court in the Southern District of New York or any state court in the Borough of Manhattan, The City of New York, and the Republic will expressly accept the jurisdiction of any such court in respect of such action. Such appointment shall be irrevocable until all amounts in respect of the principal and interest, due or to become due on or in respect of all the debt securities have been paid by the Republic to the Trustee or unless and until the appointment of a successor as such Process Agent located in the Borough of Manhattan, The City of New York, and such successor’s acceptance of such appointment. Service of process upon the Process Agent at 200 Vesey Street, New York, New York, 10285 (phone: 1-212-732-1958 fax: 1-212-732-4003), or at such other address in the United States as may be the office of the Process Agent at the time of such service, and written notice of such service mailed or delivered to the Republic shall be deemed in every respect service of process upon the Republic. The failure of the Process Agent to advise the Republic of its receipt of such service shall have no effect on the validity or timeliness of any such service. Notwithstanding the foregoing, any action by the Trustee or a holder arising out of or based on the debt securities or the Indenture may be instituted by such Person in any competent court in the Republic.

The Republic will waive irrevocably, to the fullest extent permitted by law, any immunity to which it might otherwise be entitled under the Immunities Act or otherwise in any action arising out of or based on the debt securities or the Indenture which may be instituted as provided herein in any federal court in the Southern District of New York, any state court in the Borough of Manhattan, The City of New York or in any competent court in the Republic; such waiver shall not be subject to retraction or modification by the Republic. Notwithstanding anything to the contrary in the Indenture or the debt securities, such waiver of immunity shall not be deemed or interpreted to include any waiver of immunity in respect of (i) actions brought against the Republic arising out of or based upon U.S. federal or state securities laws; (ii) attachment under Indonesian law; (iii) present or future “premises of the mission” as defined in the Vienna Convention on Diplomatic Relations signed in 1961; (iv) “consular premises” as defined in the Vienna Convention on Consular Relations signed in 1963; (v) any other property or assets used solely or mainly for governmental or public purposes in the Republic or elsewhere; (vi) military property or military assets or property or assets of the Republic related thereto; or (vii) assets or property forming part of the cultural heritage of the Republic and/or Bank Indonesia.

Notwithstanding anything to the contrary herein, none of the provisions described in this “Governing Law and Jurisdiction” section shall apply to actions brought under the United States federal securities laws or any state securities laws and the Process Agent is not the agent for receipt of service for any action or proceeding under these laws.

Currency Indemnity

The Republic’s obligation to any holder under a series of the debt securities that has obtained a court judgment affecting those debt securities will be discharged only to the extent that the holder or the Trustee may purchase U.S. dollars, referred to as the “agreement currency,” with the judgment currency. If the holder or the Trustee cannot purchase the agreement currency in the amount originally to be paid, the Republic agrees to pay the difference. The holder and the Trustee, however, agree to reimburse the Republic for the excess if the amount of the agreement currency purchased exceeds the amount originally to be paid to the holder or the Trustee. If the Republic is in default of its obligations under such debt securities, however, the holder or the Trustee will not be obligated to reimburse the Republic for any excess.

TAXATION

The following discussion provides a general summary of some of the primary tax consequences of purchasing, owning or selling the debt securities. For further information, you should consult your tax advisor to determine the tax consequences relevant to your particular situation. In addition, you may be required to pay stamp taxes and other charges under the laws of the country where you purchase the debt securities.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisor about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Indonesian Taxation

The following is a summary of certain Indonesian tax consequences that may be relevant to non-resident holders of the debt securities in connection with the holding and disposition of the debt securities. The Republic uses the term “non-resident holders” to refer to:

(a)	An individual who does not reside in Indonesia or an individual who is not physically present in Indonesia for more than 183 days during 12-month period; and

(b)	A corporation which is established and domiciled outside of Indonesia,

whether or not such person carries out a business or activities through a permanent establishment in Indonesia.

In determining the residency of an individual or entity, a tax treaty may stipulate different provisions on the tax resident definition and override the provisions described above.

If a non-resident has a permanent establishment in Indonesia, the permanent establishment will be subject to Indonesian tax obligations and is required to register with the Indonesian Tax Office, or ITO, to obtain a tax ID number and report its business to be confirmed as a VAT-able taxpayer (if applicable), maintain bookkeeping, prepare financial statements, and file monthly and annual tax returns. The taxable income of the permanent establishment is subject to corporate income tax at a flat rate of 25%. The taxable income will include all income, including but not limited to foreign source income directly or indirectly attributable to such permanent establishment. In addition, the after-tax taxable income of a permanent establishment in Indonesia is also subject to a branch profits tax at the rate of 20% (which may be reduced according to an applicable tax treaty). The branch profit tax can be exempted if all the after-tax income are reinvested in Indonesia no later than the following fiscal year in one of the following investment forms: (1) as a founding shareholder or a participant founder in a newly established Indonesian company through capital participation; (2) as a shareholder in an established Indonesian company through capital participation; (3) acquisition of fixed assets used by the permanent establishment to conduct its business or activities in Indonesia; or (4) investment in the form of intangible assets used by the permanent establishment to conduct its business or activities in Indonesia. The investment procedure for the exemption of branch profit tax should be in accordance with requirements set out in the Minister of Finance Regulation No. 14/PMK.03/2011 dated January 24, 2011. Under the Republic’s income tax treaty with the United States, the U.S.-Indonesia Treaty, the applicable branch profit tax rate for permanent establishment of a United States resident is 10%.

Taxation of Interest

Payments of interest on debt securities issued to non-residents will generally be subject to an Indonesian withholding tax (unless the debt securities are held and owned by a permanent establishment in Indonesia, as discussed below) assessed at a rate of 20% of the gross amount of the interest payment, although this can be reduced based on the applicable tax treaty. If a non-resident qualifies for benefits under the U.S.-Indonesia

Treaty, the withholding tax is reduced to 10% of the gross amount of the interest payment. Accordingly, subject to certain exceptions, the Republic will be required to pay Additional Amounts in respect of interest payments on debt securities. Under current practice, the Republic pays withholding tax on the amounts of interest payments it makes to non-residents

If an individual or entity holds debt securities through a permanent establishment in Indonesia, a final withholding tax of 15.0% applies to interest received on the debt securities, which will be deducted by the Republic from each interest payment. However, an Indonesian bank or foreign bank having a permanent establishment in Indonesia is exempt from this withholding tax.

Taxation of Dispositions

Generally, gains resulting from the sale or other disposition of debt securities by a non-resident will be considered interest that is subject to the withholding tax outlined above. A tax treaty may stipulate different provisions on the interest definition and override this provision.

Under the U.S.-Indonesia Treaty, the term “interest” is defined as income from bonds, debentures, Government securities, notes, or other evidences of indebtedness, whether or not secured by a mortgage or other security and whether or not carrying a right to participate in profits, and debt-claims of every kind, as well as all other income which, under the taxation law of the Contracting State in which the income has its source, is attributed to income from money lent.

Based on the U.S.-Indonesia Treaty, a U.S. resident shall be exempt from Indonesian tax on gains derived from the sale, exchange, or other disposition of debt securities held as capital assets unless:

(a)

the recipient of the gain has a permanent establishment or fixed base in Indonesia and gain from the disposition of debt securities is effectively connected with such permanent establishment or fixed base; or

(b)	the recipient of the gain is an individual and is present in Indonesia for a period or periods aggregating 120 days or more during the taxable year.

Other Indonesian Taxes

There are no other material Indonesian taxes or duties (e.g., inheritance taxes, gift duties, stamp duty or similar taxes) that a holder of debt securities will be required to pay in relation to any of the payments made by the Republic.

This summary is based on Indonesian laws, rules, and regulations in effect as of the date of the registration statement, all of which are subject to change and may apply retroactively. It is not intended to constitute a complete analysis of the tax consequences under Indonesian law of the receipt, ownership, or disposition of the debt securities, in each case by non-resident holders, nor to describe any of the tax consequences that may be applicable to citizens or residents of the Republic.

If you are not a non-resident holder, you should consult your tax advisor about the consequences of holding these debt securities.

United States Federal Income Taxation

The following is a discussion of material U.S. federal income tax considerations that may be relevant to you if you are a beneficial owner of a debt security. You will be a U.S. Holder if you are the beneficial owner of a debt security and you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the debt securities. You will be a non-U.S. Holder if you are a beneficial owner of a debt security and you are not a U.S. Holder. This discussion deals only with holders that hold debt securities as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold debt securities as a hedge against currency risk or interest rate risk or as a position in a “straddle” or conversion transaction, entity taxed as a partnerships or the partners therein, tax-exempt organization, a non-U.S. person who is an individual present in the United States for 183 days or more within a taxable year or a person whose “functional currency” is not the U.S. dollar. Further, it does not address the alternative minimum tax, the Medicare tax on net investment income or other aspects of U.S. federal income or state and local taxation that may be relevant to a holder in light of such holder’s particular circumstances. The tax consequences of holding a particular debt security will depend, in part, on the particular terms of such debt security as set forth in the applicable prospectus supplement. Further, any special U.S. federal income tax considerations relevant to warrants or debt securities that are issued in combination with warrants will be provided in the applicable prospectus supplement.

This summary is based on the U.S. Internal Revenue Code, U.S. Treasury Regulations, and administrative and judicial interpretations thereof in effect and available as of the date of this prospectus, all of which are subject to change. Any change could apply retroactively and could affect the continued validity of this discussion. You should consult your tax adviser about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

U.S. Holders

If you are a U.S. Holder that uses an accrual method of accounting for tax purposes (“accrual method holders”), you generally are required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements (the “book/tax conformity rule”). The application of the book/tax conformity rule thus may require the accrual of income earlier than would be the case under the general tax rules described below, although it is not clear to what types of income the book/tax conformity rule applies. This rule generally is effective for tax years beginning after December 31, 2017 or, for debt securities issued with original issue discount, for tax years beginning after December 31, 2018. If you are an accrual method holder, you should consult with their tax advisors regarding the potential applicability of the book/tax conformity rule to your particular situation.

Payments of Interest and Additional Amounts. If you are a U.S. Holder, the gross amount of payments of “qualified stated interest” (as defined below under “Original Issue Discount”) on a debt security and Additional Amounts, if any (i.e., without reduction for Indonesian withholding taxes, determined utilizing the appropriate Indonesian withholding tax rate applicable to you), but excluding any pre-issuance accrued interest, will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts in accordance with your regular method of tax accounting. If payments of this kind are made with respect to a debt security denominated in a single currency other than the U.S. dollar (a “Foreign Currency Debt Security”) and you use the cash method of accounting, the amount of interest income realized will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date of receipt regardless of whether the payment in fact is converted into U.S. dollars. If you are an accrual method holder, you will accrue interest income on the debt security in the relevant foreign currency and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within your taxable year), or, at your election, at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if this date is within five business days of the last day of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service (the “IRS”). If you are an accrual method holder, you will recognize foreign currency gain or loss, as the case may be, on the receipt of an interest payment made with respect to a Foreign Currency Debt Security if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. Amounts attributable to pre-issuance accrued interest will generally not be includable in income, except to the extent of foreign currency gain or loss attributable to any changes in exchange rates during the period between the date you acquired the debt security and the first Interest Payment Date. This foreign currency gain or loss will be treated as ordinary income or loss but generally will not be treated as an adjustment to interest income received on the debt security.

Indonesian withholding taxes paid at the appropriate rate applicable to you will be treated as foreign income taxes eligible for credit against your U.S. federal income tax liability, subject to generally applicable limitations and conditions, or, at your election, for deduction in computing your taxable income (provided that you elect to deduct, rather than credit, all foreign income taxes paid or accrued for the relevant taxable year). Interest and Additional Amounts will constitute income from sources without the United States for U.S. foreign tax credit purposes. The calculation of foreign tax credits and, if you elect to deduct foreign taxes, the availability of deductions, involves the application of rules that depend on your particular circumstances. You should consult their own tax advisors regarding the availability of foreign tax credits and the treatment of Additional Amounts.

Original Issue Discount. If the Republic issues debt securities at a discount from their stated redemption price at maturity (as defined below), and the discount is equal to or more than the product of one-fourth of one percent (0.25 percent) of the stated redemption price at maturity of such debt securities multiplied by the number of full years to their maturity (the “de minimis threshold”), such debt securities will be “Original Issue Discount Debt Securities.” The difference between the issue price and the stated redemption price at maturity of such debt securities will be the “original issue discount” (“OID”). The “issue price” of a debt security will be the first price at which a substantial amount of the debt securities is sold to the public (i.e., excluding sales of the debt securities to underwriters, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under a debt security other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by the Republic) at least annually during the entire term of the debt security at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices. If you hold an Original Issue Discount Debt Security, you generally will be subject to special tax accounting rules for obligations issued with OID. You should be aware that, as described in greater detail below, you generally must include OID in ordinary gross income for U.S. federal income tax purposes as it accrues, in advance of the receipt of cash attributable to that income.

In general, if you are the holder of an Original Issue Discount Debt Security, regardless of whether you use the cash or the accrual method of tax accounting, you will be required to include in ordinary gross income the sum of the “daily portions” of OID on the debt security for all days during the taxable year that you own the debt security. The daily portions of OID on an Original Issue Discount Debt Security are determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Debt Security, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period. If you are the initial holder, the amount of OID on an Original Issue Discount Debt Security allocable to each accrual period is determined by (a) multiplying the “adjusted issue price” (as defined below) of the Original Issue Discount Debt Security at the beginning of the accrual period by its yield to maturity (appropriately adjusted to reflect the length of the accrual period) and (b) subtracting from that product the amount (if any) of qualified stated interest allocable to that accrual period. The “yield to maturity” of a debt security is the discount rate that causes the present value of all payments on the debt security as of its original issue date to equal the issue price of the debt security. The “adjusted issue price” of an Original Issue Discount Debt Security at the beginning of any accrual period will generally be the sum of its issue price (generally including accrued interest, if any) and the amount of OID allocable to all prior accrual periods, reduced by the amount of all payments other than payments of qualified stated interest (if any) made with respect to the debt security in all prior accrual periods. As a result of this “constant yield” method of including OID in income, the amounts includible in income by you in respect of an Original Issue Discount Debt

Security denominated in U.S. dollars generally are lesser in the early years and greater in the later years than the amounts that would be includible on a straight-line basis.

You generally may make an irrevocable election to include in your income your entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount you paid for the debt security) under the constant-yield method described above. If you purchase debt securities at a premium or bearing market discount and make this election, you will also be deemed to have made the election (discussed below in “— Premium and Market Discount”) to amortize premium or to accrue market discount in income currently on a constant-yield basis.

The book/tax conformity rule applies to Original Issue Discount in some cases, and therefore, if you are an accrual method holder, may require you to include Original Issue Discount on an Original Issue Discount Debt Security in a more accelerated manner than described above if you do so for financial accounting purposes. It is uncertain what adjustments, if any, should be made in later accrual periods when taxable income exceeds income reflected on your financial statements to reflect the accelerated accrual of income in earlier periods. In addition, it is possible, although less likely, that you may be required to include de minimis Original Issue Discount in gross income as the de minimis Original Issue Discount accrues on your financial statements. The application of the book-tax conformity rule to Original Issue Discount and de minimis Original Issue Discount is uncertain, and, accordingly, if you are an accrual method holder, you should consult with your tax advisors on how the rule may apply to your investment in a debt security.

In the case of an Original Issue Discount Debt Security that is also a Foreign Currency Debt Security, you should determine the U.S. dollar amount includible in income as OID for each accrual period by (a) calculating the amount of OID allocable to each accrual period in the relevant currency using the constant-yield method described above, and (b) translating the amount of the relevant currency so derived at the average exchange rate in effect during that accrual period (or portion thereof within your taxable year) or, at your election (as described above under “— Payments of Interest”), at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period. Because exchange rates may fluctuate, if you hold an Original Issue Discount Debt Security that is also a Foreign Currency Debt Security, you may recognize a different amount of OID income in each accrual period than would the holder of an otherwise similar Original Issue Discount Debt Security denominated in U.S. dollars. All payments on an Original Issue Discount Debt Security, other than payments of qualified stated interest, will generally be viewed first as payments of previously accrued OID to the extent thereof, with payments attributed first to the earliest-accrued OID, and then as payments of principal. Upon the receipt of an amount attributable to OID (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Debt Security), you will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Debt Security, as the case may be) and the amount accrued (using the exchange rate applicable to such previous accrual).

If you are a subsequent U.S. Holder of an Original Issue Discount Debt Security that purchases the debt security at a cost less than its remaining redemption amount (as defined below), or you are an initial U.S. Holder that purchases an Original Issue Discount Debt Security at a price other than the debt security’s issue price, you also generally will be required to include in gross income the daily portions of OID, calculated as described above. However, if you acquire the Original Issue Discount Debt Security at a price greater than its adjusted issue price, you are required to reduce your periodic inclusions of OID income to reflect the premium paid over the adjusted issue price. The “remaining redemption amount” for a debt security is the total of all future payments to be made on the debt security other than payments of qualified stated interest.

Floating rate debt securities generally will be treated as “variable rate debt instruments” under applicable Treasury Regulations. Accordingly, the stated interest on a floating rate debt security generally will be treated as

“qualified stated interest” and such a debt security will not have OID solely as a result of the fact that it provides for interest at a variable rate. If a floating rate debt security qualifying as a “variable rate debt instrument” is an Original Issue Discount Debt Security, for purposes of determining the amount of OID allocable to each accrual period under the rules above, the debt security’s “yield to maturity” and “qualified stated interest” will generally be determined as though the debt security bore interest in all periods at a fixed rate determined at the time of issuance of the debt security. Additional rules may apply if interest on a floating rate debt security is based on more than one interest index. If a floating rate debt security does not qualify as a “variable rate debt instrument,” the debt security will be subject to special rules (the “Contingent Payment Regulations”) that govern the tax treatment of debt obligations that provide for contingent payments (“Contingent Debt Obligations”). A detailed description of the tax considerations relevant to U.S. Holders of any such debt securities will be provided in the applicable prospectus supplement.

Certain debt securities may be subject to special redemption, repayment or interest rate reset features, as indicated in the applicable prospectus supplement. Debt securities containing such features, in particular Original Issue Discount Debt Securities, may be subject to special rules that differ from the general rules discussed above. If you purchase debt securities with such features, you should carefully examine the applicable prospectus supplement and should consult your own tax advisor with respect to the debt securities since the tax consequences with respect to such features, and especially with respect to OID, will depend, in part, on the particular terms of the debt securities.

If a debt security provides for a scheduled accrual period that is longer than one year (for example, as a result of a long initial period on a debt security with interest that is generally paid on an annual basis), then stated interest on the debt security will not qualify as “qualified stated interest” under the applicable Treasury Regulations. As a result, the debt security would be an Original Issue Discount Debt Security. In that event, among other things, if you are a cash-method U.S. Holder, you will be required to accrue stated interest on the debt security under the rules for OID described above, and you will be required to accrue OID that would otherwise fall under the de minimis threshold regardless of your method of accounting for tax purposes.

Purchase, Sale and Retirement of debt securities. Your tax basis in a debt security generally will equal the cost of the debt security to you, increased by any amounts includible in your income as original issue discount and market discount and reduced by any amortized premium (each as described below) and any payments other than payments of qualified stated interest made on such debt security. In the case of a Foreign Currency Debt Security, the cost of such debt security to you will be the U.S. dollar value of the foreign currency purchase price on the date of purchase. In the case of a Foreign Currency Debt Security that is traded on an established securities market, if you are a cash method U.S. Holder (and if you are an accrual basis U.S. Holder that so elects), you will determine the U.S. dollar value of the cost of such debt security by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The amount of any subsequent adjustments to your tax basis in a debt security in respect of original issue discount, market discount and premium denominated in a relevant currency will be determined in the manner described under “Original Issue Discount” above and “Premium and Market Discount” below. The conversion of U.S. dollars to a relevant currency and the immediate use of the relevant currency to purchase a Foreign Currency Debt Security generally will not result in taxable gain or loss for you.

When you sell or exchange a debt security, or if a debt security that you hold is retired, you generally will recognize gain or loss equal to the difference between (a) the amount you realize on the transaction (less any accrued qualified stated interest, which will be taxable as such) (b) and your tax basis in the debt security. If you receive a currency other than the U.S. dollar in respect of the sale, exchange or retirement of a debt security, the amount realized will be the U.S. dollar value of the relevant currency received calculated at the exchange rate in effect on the date the instrument is disposed of or retired. In the case of a Foreign Currency Debt Security that is traded on an established securities market, if you are a cash method U.S. Holder (and if you are an accrual basis U.S. Holder that so elects), you will determine the U.S. dollar value of the amount realized by translating such amount at the spot rate on the settlement date of the sale. The election available to you if you are an accrual basis

U.S. Holder in respect of the purchase and sale of Foreign Currency Debt Securities traded on an established securities market, discussed above, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS.

Except as discussed below with respect to market discount, Short-Term Debt Securities (as defined below) and foreign currency gain or loss, the gain or loss on the sale, exchange or retirement of a debt security will be long-term capital gain or loss if you have held the debt security for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. Holder and certain other non-corporate U.S. Holders generally is subject to tax at a lower rate than ordinary income or net short-term capital gain. The ability of U.S. Holders to offset capital losses against ordinary income is limited.

Gain or loss recognized by you on the sale, exchange or retirement of a Foreign Currency Debt Security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held such debt security. This foreign currency gain or loss will not be treated as an adjustment to interest income received on the debt securities.

Premium and Market Discount. If you purchase the debt security at a cost greater than its remaining redemption amount (as defined under “Original Issue Discount” above), you will be considered to have purchased the debt security at a premium, and may elect to amortize the premium (as an offset to interest income), using a constant-yield method, over the remaining term of the debt security. Such election, once made, generally applies to all bonds held or subsequently acquired by you on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If you elect to amortize the premium, you must reduce your tax basis in a debt security by the amount of the premium amortized during its holding period. Original Issue Discount Debt Securities purchased at a premium will not be subject to the OID rules described above. In the case of premium in respect of a Foreign Currency Debt Security, you should calculate the amortization of the premium in the relevant currency. Amortization deductions attributable to a period reduce interest payments in respect of that period and therefore are translated into U.S. dollars at the exchange rate used by you for such interest payments. Exchange gain or loss will be realized with respect to amortized bond premium on such a debt security based on the difference between the exchange rate on the date or dates the premium is recovered through interest payments on the debt security and the exchange rate on the date on which you acquired the debt security. If you do not elect to amortize bond premium, the amount of bond premium will be included in your tax basis when the debt security matures or you dispose of the debt security. Therefore, if you do not elect to amortize such premium and you hold the debt security to maturity, you generally will be required to treat the premium as capital loss when the debt security matures.

If you purchase the debt security at a price that is lower than its remaining redemption amount, or in the case of an Original Issue Discount Debt Security, a price that is lower than its adjusted issue price, by at least 0.25% of its remaining redemption amount multiplied by the number of remaining whole years to maturity, the debt security will be considered to have “market discount.” In such case, gain realized by you on the disposition of the debt security generally will be treated as ordinary income to the extent of the market discount that accrued on the debt security while you held the debt security. In addition, you could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the debt security. In general terms, market discount on a debt security will be treated as accruing ratably over the term of the debt security, or, at your election, under a constant-yield method. You will accrue market discount on a Foreign Currency Debt Security in the relevant currency. The amount includible your income in respect of such accrued market discount will be the U.S. dollar value of the amount accrued, generally calculated at the exchange rate in effect on the date that you dispose of the debt security.

You may elect to include market discount in income on a current basis as it accrues (on either a ratable or constant-yield basis), in lieu of treating a portion of any gain realized on a sale of a debt security as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply.

Under the book/tax conformity rule, if you are an accrual method holder that has made the election described in the prior paragraph, you may be required to accrue market discount in a more accelerated manner than described above if you do so for financial accounting purposes. It is also possible, although less likely, that if you are an accrual method holder that has not made the election described above and you accrue market discount on a current basis on your financial statements, you may be required to accrue market discount—including de minimis market discount—currently for U.S. federal income tax purposes. The application of the book/tax conformity rule to a debt security with market discount is uncertain, and, accordingly, if you are an accrual method taxpayer, you should consult with your tax advisors on how the rule may apply to your investment in a debt security.

Any accrued market discount on a Foreign Currency Debt Security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within your taxable year). Any such election, if made, applies to all market discount bonds acquired by you on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS.

Short-Term Debt Securities. The rules set forth above will also generally apply to debt securities having maturities of not more than one year (“Short-Term Debt Securities”), but with certain modifications.

First, applicable Treasury Regulations treat none of the interest on a Short-Term Debt Security as qualified stated interest. Thus, all Short-Term Debt Securities will be Original Issue Discount Debt Securities. OID will be treated as accruing on a Short-Term Debt Security ratably, or at your election, under a constant yield method.

Second, if you are a U.S. Holder of a Short-Term Debt Security that uses the cash method of tax accounting and are not a bank, securities dealer, regulated investment company or common trust fund, and do not identify the Short-Term Debt Security as part of a hedging transaction, you will generally not be required to include OID in income on a current basis. If you are such a U.S. Holder, you may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. In addition, you will be required to treat any gain realized on a sale, exchange or retirement of the debt security as ordinary income to the extent such gain does not exceed the OID accrued with respect to the debt security during the period you held the debt security. Notwithstanding the foregoing, if you are a cash method U.S. Holder of a Short-Term Debt Security, you may elect to accrue OID into income on a current basis or to accrue the “acquisition discount” on the debt security under the rules described below. If you elect to accrue OID or acquisition discount, the limitation on the deductibility of interest described above will not apply.

If you are an accrual method holder or one of certain types of cash method U.S. Holders (including banks, securities dealers, regulated investment companies and common trust funds), you generally will be required to include original issue discount on a Short-Term Debt Security in income on a current basis. Alternatively, you can elect to accrue the “acquisition discount,” if any, with respect to the debt security on a current basis. If such an election is made, the OID rules will not apply to the debt security. Acquisition discount is the excess of the Short-Term Debt Security’s stated redemption price at maturity (i.e., all amounts payable on the Short-Term Debt Security) over the purchase price. Acquisition discount will be treated as accruing ratably or, at your election, under a constant-yield method based on daily compounding.

Finally, the market discount rules will not apply to a Short-Term Debt Security.

Indexed Debt Securities and Other Debt Securities Providing for Contingent Payments. The Contingent Payment Regulations, which govern the tax treatment of Contingent Debt Obligations, generally require accrual of interest income on a constant-yield basis in respect of such obligations at a yield determined at the time of their issuance, and may require adjustments to such accruals when any contingent payments are made. A detailed description of the tax considerations relevant to U.S. Holders of any Contingent Debt Obligations will be provided in the applicable Prospectus Supplement.

Foreign Currency Debt Securities and Reportable Transactions. A U.S. Holder that participates in a “reportable transaction” will be required to disclose its participation to the IRS. The scope and application of these rules is not entirely clear. You may be required to treat a foreign currency exchange loss relating to a Foreign Currency Debt Security as a reportable transaction if the loss exceeds $50,000 in a single taxable year if you are an individual or trust, or higher amounts for other U.S. Holders. In the event the acquisition, ownership or disposition of a Foreign Currency Debt Security constitutes participation in a “reportable transaction” for purposes of these rules, you will be required to disclose your investment to the IRS, currently on Form 8886. In addition, the statute of limitations for assessment of tax attributable to the reportable transaction would be suspended. You should consult your tax advisors regarding the application of these rules to the acquisition, ownership or disposition of Foreign Currency Debt Securities.

Non-U.S. Holders

Subject to the discussion below under “Information Reporting and Backup Withholding,” if you are a non-U.S. Holder, payments or accruals of interest in respect of the debt securities generally will not be subject to U.S. federal income tax.

Further, subject to the discussion below under “Information Reporting and Backup Withholding” if you are a non-U.S. Holder, any gain you realize on the sale, exchange or retirement of a debt security generally will be exempt from U.S. federal income tax.

Specified Foreign Financial Assets

Certain U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of USD 50,000 are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which would include the debt securities) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. If you fail to report the required information, you could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. You should consult your own tax advisors concerning the application of these rules to your investment in the debt securities, including the application of the rules to your particular circumstances.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with payments on the debt securities made to certain United States persons. You will be a United States person if you are, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a domestic partnership, (iii) a domestic corporation, (iv) an estate the income of which is subject to U.S. federal income tax without regard to its source, or (v) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. If you are a United States person, you generally will not be subject to backup withholding tax on such payments if you provide your taxpayer identification number to the withholding agent or otherwise establish an exemption. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities.

If you are not a United States person, you may have to comply with applicable certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder of a debt security generally will be allowed as a refund or a credit against the holder’s federal income tax liability as long as the holder provides the required information to the IRS in a timely manner.

The Proposed Financial Transaction Tax

The European Commission has published a proposal (the “Commission’s Proposal”) for a Directive for a common financial transaction tax (“FTT”) in Austria, Belgium, Estonia, France, Germany, Greece, Italy, Portugal, Slovakia, Slovenia and Spain (the “participating Member States”). However, Estonia has since stated that it will not participate.

The Commission’s Proposal has very broad scope and could, if introduced in its current form, apply to certain dealings in the debt securities in certain circumstances.

Under the Commission’s Proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the debt securities where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

The FTT remains subject to negotiation between participating Member States and the legality of the proposal is uncertain. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate and/or certain of the participating Member States may decide to withdraw.

Prospective holders of the debt securities are advised to seek their own professional advice in relation to the FTT.

PLAN OF DISTRIBUTION

Terms of Sale

The Republic will describe the terms of a particular offering of securities in the applicable prospectus supplement, including the following:

•	the name or names of any underwriters, dealer/managers or agents;

•	the purchase price of the debt securities, if any;

•	the proceeds to the Republic from the sale, if any;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any agents’ commissions;

•	any initial public offering price of the debt securities;

•	any concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such debt securities may be listed.

The Republic may agree to indemnify any agents and underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933. The agents and underwriters may also be entitled to contribution from the Republic for payments they make relating to these liabilities. Agents and underwriters may engage in transactions with or perform services for the Republic in the ordinary course of business.

Method of Sale

The Republic may sell the debt securities or warrants in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

If the Republic uses underwriters or dealers in a sale, they will acquire the debt securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Republic may offer the debt securities to the public either through underwriting syndicates represented by managing underwriters or directly through underwriters. The obligations of the underwriters to purchase a particular offering of debt securities may be subject to conditions. The underwriters may change the initial public offering price or any concessions allowed or reallowed or paid to dealers.

The Republic may also sell the debt securities directly or through agents. Any agent will generally act on a reasonable best efforts basis for the period of its appointment. The applicable prospectus supplement will name any agent involved in the offer or sale of debt securities and will disclose any commissions the Republic may pay those agents.

The Republic may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase a particular offering of debt securities at the public offering price using delayed delivery contracts. These contracts provide for payment and delivery on a specified date in the future. The applicable prospectus supplement will describe the commission payable for solicitation and the terms and conditions of these contracts.

In addition, the Republic may offer the debt securities to holders of other debt securities issued or guaranteed by the Republic as consideration for the Republic’s purchase or exchange of the other debt securities. The Republic may conduct such an offer either (a) through a publicly announced tender or exchange offer for the other debt securities or (b) through privately negotiated transactions. This type of offer may be in addition to sales of the same debt securities using the methods discussed above.

Agents and underwriters may be entitled to indemnification by the Republic against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution from the Republic with respect to certain payments which the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with, or perform services (including commercial and investment banking services) for, the Republic in the ordinary course of business.

In compliance with Financial Industry Regulatory Authority guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any debt securities pursuant to the prospectus and applicable prospectus supplements will not exceed 8% of the aggregate total offering price to the public of such debt securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Non-U.S. Offerings

The Republic will generally not register under the Securities Act of 1933 the debt securities that it will offer and sell outside the United States. Thus, subject to certain exceptions, the Republic cannot offer, sell or deliver such debt securities within the United States or to U.S. persons. When the Republic offers or sells debt securities outside the United States, each underwriter or dealer will acknowledge that the debt securities:

•	have not been and will not be registered under the Securities Act of 1933; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Each underwriter or dealer will agree that:

•

it has not offered or sold, and will not offer or sell, any of these unregistered debt securities within the United States, except pursuant to Rule 903 of Regulation S under the Securities Act of 1933; and

•	neither it nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts regarding these debt securities.

VALIDITY OF THE SECURITIES

The validity of the debt securities will be passed upon for the Republic as to Indonesian law by the Legal Bureau of the Ministry of Finance and Soemadipradja & Taher, and Cleary Gottlieb Steen & Hamilton LLP, special New York counsel to the Republic, as to all matters of U.S. law.

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

The authorized representative of the Republic in the United States of America is the Chief Representative of Bank Indonesia New York, whose address is 25/F, 200 Vesey Street, New York, New York, 10285.

EXPERTS AND OFFICIAL STATEMENTS AND DOCUMENTS

Information contained herein whose source is identified as a publication of the Republic or one of its agencies or instrumentalities relies on the authority of the publication as a public official document of the Republic. All other information contained herein is included as a public official statement made on the authority of Luky Alfirman, Director General of Budget Financing and Risk Management of the Ministry of Finance of the Republic of Indonesia.

FURTHER INFORMATION

The Republic has filed a registration statement for the securities with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information described in the registration statement. For further information, you should refer to the registration statement.

The Republic is not subject to the informational requirements of the Securities Exchange Act of 1934. The Republic commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 2017. These reports include certain financial, statistical and other information concerning the Republic. The Republic may also file amendments on Form 18-K/A to its annual reports for the purpose of filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, these exhibits will be incorporated by reference into this registration statement.

You can request copies of the registration statement, including its various exhibits, upon payment of a duplicating fee, by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C. or over the Internet at www.sec.gov.

SEC Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information.

The SEC allows the Republic to incorporate by reference some information that the Republic files with the SEC. Incorporated documents are considered part of this prospectus. The Republic can disclose important information to you by referring you to those documents. The following documents, which the Republic has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus, any accompanying prospectus supplement and any accompanying pricing supplement:

•	the Republic’s annual report on Form 18-K for the year ended December 31, 2017 filed with the SEC on March 5, 2018; and

•	each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed on or after the date of this prospectus and before all of the debt securities and warrants are sold.

Later information that the Republic files with the SEC will update and supersede earlier information that it has filed.

REPUBLIC OF INDONESIA

Ministry of Finance of the Republic of Indonesia

Gedung Frans Seda, 2nd Floor

Jl. Dr. Wahidin No.1

Jakarta 10710

Indonesia

TRUSTEE

The Bank of New York Mellon

101 Barclay Street,

New York, NY 10286

United States of America

PAYING AGENT, TRANSFER AGENT AND REGISTRAR	PAYING AGENT	TRANSFER AGENT AND REGISTRAR
For securities cleared through DTC	For securities cleared through Euroclear and Clearstream	For securities cleared through Euroclear and Clearstream

The Bank of New York Mellon 101 Barclay Street, New York, NY 10286 United States of America	The Bank of New York Mellon, London Branch One Canada Square London E14 5AL United Kingdom	The Bank of New York Mellon SA/NV, Luxembourg Branch Vertigo Building-Polaris 2-4 rue Eugène Ruppert, L-2453 Luxembourg

LEGAL ADVISORS TO THE REPUBLIC OF INDONESIA

as to U.S. law Cleary Gottlieb Steen & Hamilton LLP c/o 37 Floor, Hysan Place, 500 Hennessy Road Hong Kong SAR	as to Indonesian law Soemadipradja & Taher Wisma GKBI, Level 9, Jalan Jenderal Sudirman No. 28, 10210, Indonesia

LEGAL ADVISERS TO THE JOINT LEAD MANAGERS, JOINT BOOKRUNNERS AND CO-MANAGERS

as to U.S. law Allen & Overy (Asia) Pte Ltd 50 Collyer Quay 09-01 OUE Bayfront Singapore 049321	as to Indonesian law Assegaf Hamzah & Partners Capital Place, Level 36 & 37 Jalan Jenderal Gatot Subroto Kav. 18 Jakarta 12710, Indonesia

SGX-ST LISTING AGENT

Allen & Gledhill LLP

One Marina Boulevard #28-00

Singapore 018989